Exhibit 10.2

Execution Version

LOAN AGREEMENT

dated as of September 23, 2022,

by and between

INVESTEC BANK PLC,

as the Lender,

and

RAMACO DEVELOPMENT, LLC

as the Borrower.

i

Execution Version

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”), dated as of September 23, 2022, is by and between INVESTEC BANK PLC, a public limited company incorporated and registered in England and Wales (the “Lender”), and RAMACO DEVELOPMENT, LLC, a Delaware limited liability company (the “Borrower”).

RECITALS:

A.            Reference is made to that certain Securities Purchase Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), by and between, Appleton Coal LLC, a Delaware limited liability company (the “Seller”), as seller, and the Borrower, as purchaser.

B.            Pursuant to the Purchase Agreement, and subject to the terms and conditions set forth therein, the Seller has agreed to sell to the Borrower, and the Borrower has agreed to purchase from the Seller, 100% of the limited liability company interests (the “Company Securities”) in Maben Coal LLC, a Delaware limited liability company (the “Company”).

C.            Under the Purchase Agreement, the purchase price required to be paid to the Seller by the Borrower in exchange for the Company Securities is Thirty Million Dollars ($30,000,000.00) (the “Purchase Price”).

D.            The Lender has agreed to make a loan to the Borrower in the amount of Twenty Million Dollars ($21,000,000.00), subject to the terms and conditions set forth in this Agreement, to be used by the Borrower for the sole purpose of paying a portion of the Purchase Price in said amount to the Seller.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS; INTERPRETIVE MATTERS

Section 1.1      Definitions. For the purposes of this Agreement:

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or that is a director, officer, manager or partner of such Person. For purposes of this definition, “control” means, when used with respect to any Person, Control of such Person or the direct or indirect beneficial ownership of ten percent (10%) or more of the outstanding Equity Interests of such Person; provided, for the sake of clarity, that each of the Borrower members shall be deemed to be Affiliates of each other and of each of the Borrower Entities.

“Affiliate Agreement” shall mean (a) any agreement, contract or arrangement, whether written, oral or implied, between any one or more Maben Entities, on the one hand, and any one or more Borrower Entities or any of its Affiliate (other than another Maben Entity), on the other hand, including, without limitation, any lease, sublease, license, concession, contract mining agreement, occupancy agreement, permit operating agreement, throughput agreement, coal sales agreement, coal marketing agreement, and any agreement to consummate or perform any Affiliate Transaction, (b) any agreement, contract or arrangement pursuant to which any Maben Entity agrees to (i) Guarantee or otherwise become responsible for the payment or performance of any obligations of any Borrower Entity (other than another Maben Entity) or its Affiliates (other than another Maben Entity) or (ii) release, indemnify, defend or hold harmless any Person from or against any liabilities or obligations whatsoever caused by, resulting from, or relating to any such Borrower Entity (other than another Maben Entity or any of its Affiliates (other than another Maben Entity) or any act or omission of any such Person; provided, that (x) none of the Loan Documents, the Agreement or the Ancillary Agreements shall be considered an “Affiliate Agreement” hereunder and (y) the mere fact that any agreement or contract entered into between a Maben Entity with a Person other than a Borrower Entity or any of its Affiliates requires such Maben Entity to indemnify any Person (other than a Borrower Entity or one of its Affiliates) from liabilities or obligations caused by, resulting from or relating to any acts or omissions of any officers, directors, managers, members, employees, contractors or agents of such Maben Entity shall not alone cause such agreement or contract to be an “Affiliate Agreement” hereunder.

“Affiliate Transaction” shall mean any transaction or series of transactions, of any kind or nature, between, any one or more Maben Entities, on the one hand, and any one or more Borrower Entities (other than another Maben Entity) or its Affiliates (other than another Maben Entity) on the other hand; provided, (i) that none of the transactions contemplated in any of the Loan Documents, the Agreement or any of the Ancillary Agreements shall constitute “Affiliate Transactions” and (ii) the payment of Dividends or distribution of cash or Cash Equivalents from a Maben Entity to the Borrower other than during the continuance of a Default shall not constitute an “Affiliate Transaction.”

“Agreement” shall have the meaning set forth in the Preamble.

“Ancillary Agreements” shall mean the Ancillary Agreements (as defined in the Purchase Agreement).

“Additional Amount” shall have the meaning set forth in Section 2.6(b)(i).

“Anti-Corruption Laws” shall mean the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules, regulations and legally enforceable requirements thereunder; the United Kingdom Bribery Act 2010; and all laws, rules, and regulations of any jurisdiction applicable to the Loan Parties at the relevant time concerning or relating to bribery or corruption.

“Anti-Terrorism and Money Laundering Laws” shall mean the provisions of any of the following that are applicable to any Loan Party: (a) Section 1 of Executive Order 13224 of September 23, 2001, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (Title 12, Part 595 of the US Code of Federal Regulations), (b) the Terrorism Sanctions Regulations (Title 31 Part 595 of the US Code of Federal Regulations), (c) the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the US Code of Federal Regulations), (d) the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the US Code of Federal Regulations), (e) the USA Patriot Act of 2001 (Pub. L. No. 107-56), (f) the U.S. Money Laundering Control Act of 1986, as amended, (g) the Bank Secrecy Act, 31 U.S.C. sections 5301 et seq., (h) Laundering of Monetary Instruments, 18 U.S.C. section 1956, (i) Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity, 18 U.S.C. section 1957, (j) the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Regulations (Title 31 Part 103 of the US Code of Federal Regulations), (k) any other applicable law, rule, or regulation relating to money laundering, terrorist acts or acts of war, and (l) any regulations promulgated under any of the foregoing.

“Applicable Accounting Standard” shall mean generally accepted accounting principles in the United States as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession in the United States, as in effect from time to time.

“Applicable Law” shall mean, in respect of any Person, all provisions of (a) constitutions, treaties, statutes, rules and regulations including, without limitation, all Mining Laws and Environmental Laws, and (b) to the extent binding on such Person, policies, procedures, decisions and orders of governmental bodies or regulatory agencies applicable, whether by law or by virtue of contract, to such Person, and (c) all orders and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound.

“Applicable Rate” shall mean an interest rate per annum equal to (i) the Daily Rate plus (ii) a margin of three percent (3.0%), payable in cash.

“Authorized Agent” shall mean, with respect to any Person, such senior personnel of such Person as may be duly authorized and designated in writing to the Lender by such Person to execute documents, agreements, and instruments on behalf of such Person.

“Bail-in Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” shall mean the United States Bankruptcy Code (11 U.S.C. Section 101 et seq.), as now or hereafter amended, and any successor statute.

“Borrower” shall have the meaning given to such term in the Preamble.

“Borrower Payment” shall have the meaning set forth in Section 2.6(b)(i).

“Borrower Entities” shall mean, collectively, the Borrower, the Maben Entities, and each of their respective current and future Subsidiaries; and “Borrower Entity” shall mean any one of the foregoing Borrower Entities.

“Business Day” shall mean any day on which commercial banks are open for business in New York, New York, and London, England.

“Capitalized Lease Obligation” shall mean that portion of any obligation of a Person as lessee under a lease which at the time would be required to be capitalized on the balance sheet of such lessee in accordance with the Applicable Accounting Standard.

“Cash Equivalents” shall mean, collectively, (a) marketable, direct obligations of the U.S. and its agencies maturing within three hundred sixty-five (365) days of the date of purchase, (b) commercial paper issued by corporations, each of which shall (i) have a consolidated net worth of at least $500,000,000 and (ii) conduct substantially all of its business in the United States, which commercial paper will mature within one hundred eighty (180) days from the date of the original issue thereof and is rated “P-1” or better by Moody’s or “A-1” or better by S&P, (c) certificates of deposit maturing within three hundred sixty-five (365) days of the date of purchase and issued by a U.S. national or state bank having deposits totaling more than $500,000,000, and whose short-term debt is rated “P-1” or better by Moody’s or “A-1” or better by S&P, and (d) up to $250,000 per institution and up to $5,000,000 in the aggregate in (i) short-term obligations issued by any local commercial bank or trust company located in those areas where the Borrower conducts its business, whose deposits are insured by the Federal Deposit Insurance Corporation, or (ii) commercial bank-insured money market funds, or any combination of the types of investments described in this clause (d) of this definition.

“Cash Management Obligations” shall mean obligations in respect of cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements), including obligations for the payment of fees, interest, charges, expenses and disbursements in connection therewith to the extent provided for in the documents evidencing such cash management services.

“Central Bank Rate” shall mean (a) the short-term interest rate target set by the U.S. Federal Open Market Committee as published by the Federal Reserve Bank of New York from time to time; or (b) if that target is not a single figure, the arithmetic mean of: (i) the upper bound of the short-term interest rate target range set by the U.S. Federal Open Market Committee and published by the Federal Reserve Bank of New York; and (ii) the lower bound of that target range.

“Central Bank Rate Adjustment” shall mean in relation to the Central Bank Rate prevailing at close of business on any RFR Banking Day, the mean (calculated by the Lender) of the Central Bank Rate Spreads for the 5 most immediately preceding RFR Banking Days for which the RFR is available, excluding the RFR Banking Day with the highest Central Bank Rate Spread (or, if there is more than one highest spread, only one of those highest spreads) and the RFR Banking Day with the lowest Central Bank Rate Spread (or, if there is more than one lowest spread, only one of those lowest spreads).

“Central Bank Rate Spread” shall mean in relation to any RFR Banking Day, the difference (expressed as a percentage rate per annum) calculated by the Lender of: (a) the RFR for that RFR Banking Day; and (b) the Central Bank Rate prevailing at close of business on that RFR Banking Day.

“Change of Control” shall mean the occurrence of one or more of the following events: (a) the Parent shall cease to be publicly traded on either the NASDAQ stock exchange or the New York stock exchange (NYSE); (b) the Parent shall cease to directly own and hold one hundred percent (100%) of the issued and outstanding Equity Interests of the Borrower; (c) the Borrower shall cease to directly own and hold one hundred percent (100%) of the issued and outstanding Equity Interests of the Company; (d) the Company shall cease to directly own and hold one hundred percent (100%) of the issued and outstanding Equity Interests of CRD; or (e) the Company shall cease to directly own and hold the WPP Replacement Lease) or the WPP Replacement Lease shall cease to be in full force and effect, except as may be expressly permitted under this Agreement.

“Closing” shall mean the Closing (as defined in the Purchase Agreement).

“Closing Date” shall mean the date upon which the Closing actually occurs.

“Coal Industry Competitor” shall mean any Person that is primarily engaged in the business of mining, producing and selling coal and directly competes with any Borrower Entity in the coal industry.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all property pledged as collateral security for the Obligations pursuant to the Security Documents or otherwise, including, without limitation, the Pledged Equity Interests, the Leasehold Collateral, the Maben Plant Collateral (if applicable) and all other property of any Grantor that is now or hereafter in the possession or control of the Lender or on which the Lender has been granted a Lender Lien, but excluding (a) the Excluded Assets, (b) any properties and assets in which the Lender is required to release its Liens pursuant to the provisions hereof or the provisions of any Intercreditor Agreement on and after such release, and (c) any properties and assets that no longer secure the Loan or any Obligations in respect thereof pursuant to the provisions hereof and the provisions of any Intercreditor Agreement on and after such release; provided, that, in the case of clauses (b) and (c), if such Liens are required to be released as a result of the sale, transfer or other disposition of any properties or assets of any Grantor, such assets or properties will cease to be excluded from the Collateral if any Grantor thereafter acquires or reacquires such assets or properties.

“Collateral Access Agreement” shall mean any agreement of any lessor, warehouseman, processor, consignee or other Person in possession of, having a Lien upon or having rights or interests in, any of the Collateral, made in favor of the Lender, in form and substance acceptable to the Lender in its reasonable discretion, waiving or subordinating Liens or certain other rights or interests such Person may hold in regard to the property of any of Loan Party and providing the Lender access to its Collateral.

“Collateral Records” shall mean, with respect to any Collateral, any and all books, records, ledger cards, files, correspondence, customer lists, supplier lists, blueprints, technical specifications, manuals, computer software and related documentation, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of such Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.

“Collateral Support” shall mean, with respect to any Collateral, all property (real or personal) assigned, hypothecated or otherwise securing any such Collateral and shall include any security agreement granting a Lien or security interest in such Collateral.

“Company” shall have the meaning given to such term in Recital B.

“Company Securities” shall have the meaning given to such term in Recital B.

“Compliance Certificate” shall mean a certificate executed by an Authorized Agent of the Borrower substantially in the form of Exhibit A.

“Compounding Methodology Supplement” means, in relation to the Daily Non-Cumulative Compounded RFR Rate, a document which: (a) is agreed in writing by the Company and the Lender; and (b) specifies a calculation methodology for that rate.

“Consolidated EBITDA” shall mean, for any period, for the Borrower Entities and the Parent, on a consolidated basis, an amount equal to the Consolidated Net Income for such period, plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) the Consolidated Interest Expense for that period, (ii) the provision for federal, state, local and foreign income taxes payable by the Borrower Entities and the Parent for such period, (iii) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income and (iv) other expenses of the Borrower Entities and the Parent reducing such Consolidated Net Income which do not represent a cash item in such period or any future period, such as stock-based compensation, and minus (b) all non-cash items increasing such Consolidated Net Income for such period.

“Consolidated Interest Expense” shall mean, for any period, for the Borrower Entities and the Parent on a consolidated basis, the interest expense for such period reported in Parent’s income statement in its related Form 10-Q or Form 10-K filed with the Securities and Exchange Commission.

“Consolidated Funded Debt” shall mean, as of any date of determination, the Funded Debt of the Borrower Entities and the Parent, on a consolidated basis, as of such date.

“Consolidated Net Funded Debt” shall mean, as of any date of determination, (a) Consolidated Funded Debt as of such date minus (b) the aggregate amount of cash and Cash Equivalents of the Borrower Entities and the Parent, on a consolidated basis, as of such date.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss or deficit) of the Borrower Entities and the Parent, determined on a consolidated basis in accordance with the Applicable Accounting Standard, as reported in Parent’s income statement in its related Form 10-Q or Form 10-K filed with the Securities and Exchange Commission.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Group” shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with any Person, are treated as a single employer under Section 414 of the Code.

“CRD” shall mean Carbon Resources Development, Inc., a West Virginia corporation.

“Daily Non-Cumulative Compounded RFR Rate” shall mean, in relation to any RFR Banking Day during the term of the Loan, the percentage rate per annum determined by the Lender in accordance with the methodology set out in Appendix I (Daily Non-Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement.

“Daily Rate” shall mean for any RFR Banking Day:

(a)            the RFR for that RFR Banking Day; or

(b)            If the RFR is not available for that RFR Banking Day, the percentage rate per annum which is the aggregate of:

(i)	The Central Bank Rate for that RFR Banking Day; and

(ii)	The applicable Central Bank Rate Adjustment; or

(c)            If paragraph (b) above applies but the Central Bank Rate for that RFR Banking Day is not available, the percentage rate per annum which is the aggregate of:

(i)            The most recent Central Bank Rate for a day which is no more than 5 RFR Banking Days before that RFR Banking Day; and

(ii)            The applicable Central Bank Rate Adjustment,

rounded, in each case, to 5 decimal places and if, in any case, that rate is less than zero, the Daily Rate shall be deemed to be zero.

“Default” shall mean any Event of Default, and any of the events specified in Section 9.1 regardless of whether there shall have occurred any passage of time or giving of notice (or both) that would be necessary in order to constitute such event an Event of Default.

“Default Rate” shall mean a per annum interest rate equal to (i) the Applicable Rate plus (ii) two percent (2.0%), payable in cash.

“Development and Operating Plans” shall mean detailed plans setting forth the Borrower Entity’s plans of development and operation for the Maben Operations.

“Direction Letter” shall mean a direction letter made by the Borrower in favor of the Lender, in form and substance satisfactory to the Lender, with respect to the distribution of the proceeds of the Loan and the other sources and uses of funds occurring on the Closing Date.

“Disposition” shall mean, with respect to any Person, (a) the sale, lease, conveyance or other disposition of any assets or rights by such Person, except when in the ordinary course of business (including any and all sales of coal) of a Borrower Entity or their Affiliates and (b) the issuance of Equity Interests by any such Person or the sale by such Person of Equity Interests in any of the Maben Entities.

“Dividends” shall mean any direct or indirect distribution, dividend, or payment of cash or other property of any kind to any Person on account of any Equity Interests of any Maben Entity.

“Dollars” or “$” shall mean the lawful currency of the United State of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Transmission” shall mean each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail, facsimile, or otherwise to or from an E-System or any other equivalent service.

“Environmental Laws” shall mean, collectively, any and all applicable federal, state or foreign jurisdiction, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, the common law (including nuisance, trespass, waste and the public trust doctrine), written policies, guidance or requirements of any Governmental Authority, including, without limitation, Mining Laws, regulating, relating to or imposing liability or standards of conduct concerning the indoor or outdoor environment, protection or management of natural resources, climate change or energy efficiency, human or animal health or safety in respect of Hazardous Materials, or the reporting, handling, generation, treatment, storage, use, transportation, reuse, reclamation, recycling, investigation, remediation or disposal of Hazardous Materials, as now in effect or as amended during the term of this Agreement.

“Environmental Liability” shall mean any liability or obligation, known or unknown, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities, including attorneys’ fees associated therewith), of any Borrower Entity directly or indirectly arising from, related to, or based upon: (a) violation of any Environmental Law or Environmental Permit, or (b) the reporting, generation, use, handling, transportation, storage, treatment, reuse, reclamation, recycling, investigation, remediation or disposal of any Hazardous Materials, or (c) exposure to any Hazardous Materials, or (d) the release or threatened release of any Hazardous Materials into the indoor or outdoor environment, including active or passive migration thereof or (e) any obligation which requires the expenditure of sums or maintenance of financial assurance to assure worker or public health or safety or compliance with Environmental Law during the term of this Agreement; (f) any obligation (whether at law or equity) to any Person to indemnify, hold harmless, pay for or address any conditions or circumstances subject to Environmental Laws (other than indemnification obligations owed to lessors under leases disclosed to the Lender held by the Borrower Entities and indemnification obligations owed to bonding companies or financial institutions in connection with Mining Financial Assurances disclosed to the Lender), (g) any tort, public trust, or natural resources claims arising from or related to Hazardous Materials (whether product or waste) or (h) any contract, agreement or other consensual arrangement pursuant to which liability or obligations are assumed or imposed with respect to any of the foregoing (other than liability or obligations so assumed under leases disclosed to the Lender held by the Borrower Entities or assumed in connection with Mining Financial Assurances disclosed to the Lender).

“Environmental Permit” shall mean any Mining Permit issued under, pursuant to, or in connection with any Environmental Law.

“Equity Interests” shall mean, as applied to any Person, any capital stock, membership interests, partnership interests or other equity interests of such Person, regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as in effect on the Closing Date and as such Act may be amended thereafter from time to time.

“ERISA Affiliate” shall mean, with respect to any Borrower Entity (other than the Company and CRD with respect to any period prior to the Closing), any trade or business (whether or not incorporated) that together with such Borrower Entity, are treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean, with respect to any Borrower Entity or any ERISA Affiliate, (a) any “reportable event” within the meaning of Section 4043 of ERISA with respect to a Title IV Plan for which the thirty (30) day notice period has not been waived; (b) the withdrawal of any Borrower Entity or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Borrower Entity or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution, or threatened institution, of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; (g) the failure by any Borrower Entity or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan; (h) any other event or condition that could be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (i) the revocation or any action which could threaten revocation of a Plan’s tax-qualified status under Code Section 401(a); or (j) the imposition, or threatened imposition, of any liability under the Coal Act.

“ERISA Plan” shall mean an employee benefit plan within the meaning of Section 3(3) of ERISA that any Borrower Entity (other than the Company and CRD with respect to any period prior to the Closing) or ERISA Affiliate maintains, sponsors, contributes to or has an obligation to contribute to or has maintained, contributed to or had an obligation to contribute to at any time within the past six (6) years on behalf of participants who were employed by any Borrower entity (other than the Company and CRD with respect to any period prior to the Closing) or ERISA Affiliate.

“E-System” shall mean any electronic system, including Intralinks®, SyndTrak Online and any other internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Lender, any of its Affiliates or any other Person, providing for access to data protected by passcodes or other security system.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall mean any of the events specified in Section 9.1, provided that any requirement for notice or lapse of time, or both, has been satisfied.

“Excluded Assets” shall mean each of the following:

(a)            any cash, certificates of deposit, similar instruments, goods, equipment or personal property (other than Leasehold Fixtures, Maben Plant Collateral, or the proceeds thereof) of any Borrower Entity (other than the Maben Entities), and all accessions, replacements and substitutions for any of the foregoing and all proceeds thereof;

(b)            any as-extracted collateral constituting coal mined or removed from the Leasehold Premises, all receivables and accounts receivable relating thereto and the proceeds thereof, including but not limited to the Leasehold As-Extracted Collateral;

(c)            any “key man” life insurance policies;

(d)            machinery or equipment, and all accessions, replacements and substitutions for any of the foregoing and all proceeds thereof (other than as qualifies as Leasehold Fixtures, Maben Plant Collateral, or the proceeds thereof); and

(e)            any of the outstanding capital stock of any future Maben Entity that is a controlled foreign corporation in excess of 66⅔% of the voting power of all classes of capital stock of such controlled foreign corporation entitled to vote.

“Executive Order No. 13224” shall mean Executive Order No. 13224 on Terrorist Financing of September 23, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Fair Market Value” shall mean the value (which, for the avoidance of doubt, will take into account any liabilities associated with related assets) that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Borrower. Except as otherwise provided in this Agreement, any determination of Fair Market Value in respect of a transaction or series of related transactions involving aggregate consideration in excess of (a) $2,000,000 shall be evidenced by a resolution of the board of directors of the Parent and shall be approved by all of the disinterested directors of the Parent and (b) $4,000,000 shall be accompanied by an opinion supporting such valuation from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

“Funded Debt” shall mean, as of any calculation date, any obligation (excluding accrued expenses and trade payables), whether or not contingent, that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of the borrower, to a date more than one year from such date or that constitutes funds actually drawn or advanced under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all amounts of Funded Debt required to be paid or prepaid within one year from the date of its creation and, in the case of the Borrower, the Obligations. As used herein (i) Funded Debt as it applies to a “Borrower Entity” or “Borrower Entities” refers to Funded Debt with respect to the Borrower Entities and the Parent on a consolidated basis and without duplication, (ii) Funded Debt as it applies to only a “Loan Party” or “Loan Parties” refers to Funded Debt with respect to the Loan Parties on a consolidated basis and without duplication, and (iii) Funded Debt as it applies to only a “Maben Entity” or “Maben Entities” refers to Funded Debt with respect to the Maben Entities on a consolidated basis and without duplication.

“Governmental Authority” means any United States or other federal, state or local government or other political subdivision thereof, any entity, authority, tribunal, agency or body exercising executive, legislative, judicial, regulatory, fiscal or administrative functions of any such government or political subdivision, and any supranational organization of sovereign states exercising such functions for such sovereign states.

“Governmental Permits” means all permits, licenses, franchises, registrations, certificates, consents, approvals and other authorizations, filings, exemptions, variances and rulings obtained from any Governmental Authority.

“Grantors” shall mean, collectively, the Borrower, the Maben Entities and any other Person which is required pursuant to this Agreement or the other Loan Documents to grant the Lender a Lien on any Collateral; and “Grantor” shall mean any one of the foregoing Grantors.

“Guarantors” shall mean, collectively, the Parent and any other Person who provides a Guaranty of the Obligations to the Lender; and “Guarantor” shall mean any one of the foregoing Guarantors.

“Guaranteed Obligations” shall mean, collectively, (i) the Obligations and (ii) any and all indemnification or reimbursement obligations and liabilities of the Borrower or any other Loan Party under any of the Loan Documents, regardless of whether such indemnification or reimbursement obligations constitute Obligations.

“Guaranty”, “Guarantee”, or “Guaranteed,” as applied to an obligation (each a “primary obligation”), shall mean and include (a) any guaranty, direct or indirect, in any manner, of any part or all of such primary obligation, and (b) any agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of any part or all of such primary obligation, including, without limiting the foregoing, any reimbursement obligations as to amounts drawn down by beneficiaries of outstanding letters of credit, and any obligation of any Person, whether or not contingent, (i) to purchase any such primary obligation or any property or asset constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of such primary obligation or (B) to maintain working capital, equity capital or the net worth, cash flow, solvency or other balance sheet or income statement condition of any other Person, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner or holder of any primary obligation of the ability of the primary obligor with respect to such primary obligation to make payment thereof or (iv) otherwise to assure or hold harmless the owner or holder of such primary obligation against loss in respect thereof, but in all events excluding the endorsement of instruments for collection in the ordinary course of business.

“Guaranty Agreement” shall have the meaning set forth in Section 3.1.

“Hazardous Materials” shall mean any man-made or naturally occurring materials, substances, products, by-products, or wastes, whether liquid, solid, semi-solid, particulate or gaseous: (a) which are classified as hazardous materials, hazardous wastes, special wastes, universal wastes, hazardous constituents, hazardous or toxic substances, petroleum products (including crude oil or any fraction thereof), pollutants, contaminants, toxic air pollutants, greenhouse gasses, radon, radioactive materials, asbestos containing materials, as any of the foregoing are defined or regulated as such in or under any Environmental Law; (b) mold, if present under such circumstances as to create a condition of nuisance or harm to health; (c) which constitute conditions of nuisance, trespass, waste or are deleterious to public or worker health or safety or to natural resources; (d) emerging chemicals for which a Governmental Authority has set public health goals, remedial action levels, or exposure limitations, including without limitation fluorochemicals, such as perfluoroalkyl substances (PFAS).

“Hedging Contract” shall mean any foreign exchange contract, currency swap agreement, futures contract, commodities hedge agreement, interest rate protection agreement, interest rate future agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, option agreement or any other similar hedging agreement or arrangement.

“Indebtedness” shall mean, with respect to any Person at any date of determination, any and all indebtedness, obligations or liabilities (but not including trade payables, rentals, royalties, wheelage fees, real and personal property taxes, and similar fees, and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than sixty (60) days past due) (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person, in each case, for or in respect of: (a) borrowed money, (b) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (c) reimbursement obligations (contingent or otherwise) under any letter of credit, (d) obligations under Hedging Contracts, (e) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements, (f) any guaranty of indebtedness for borrowed money or other obligations of any other Person, including, without limitation, an Affiliate, and (g) all indebtedness secured by a Lien on assets owned by such Person, whether or not such indebtedness actually shall have been created, assumed or incurred by such Person.

“Indemnified Liabilities” shall mean any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, fees, expenses or disbursements of any kind or nature whatsoever, including, without limitation, attorneys’ fees and expenses, which may be imposed on, incurred by, or asserted against any Indemnified Person in any way relating to or arising out of (i) this Agreement or any other Loan Document, (ii) any action taken or omitted by any Borrower Entity or (iii) any other matter in which any Indemnified Person is entitled to indemnification from the Borrower under Section 6.15.

“Indemnified Person” shall mean (i) the Lender, (ii) the Seller, (iii) each Affiliate of the Lender and the Seller, (iv) each Maben Entity, to the extent that the Lender has exercised any Lender Lien on any Pledged Equity Collateral or Leasehold Collateral, and (v) each of the respective partners, members, managers, employees, representatives, officers, directors, agents, legal counsel, advisors and consultants of the Persons referred to in clauses (i) through (iv) of this definition.

“Insolvency Proceeding” shall mean any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state, federal or non-U.S. bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intellectual Property” shall mean, collectively, patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, design rights, tradenames, assumed names, trade secrets and licenses.

“Intercreditor Agreement” means an intercreditor agreement, in form and substance reasonably acceptable to the Lender, by and between the Lender and any applicable Person to which any applicable Permitted Third-Party Priority Lien is granted, which (a) does not require the Lender to subordinate, or state that the Lender is subordinating, the payment of the Obligations or any other amounts owed to the Lender to the payment of any other obligations owed to another Person, (b) does not provide that the applicable Lender Lien is subordinated to any Lien to the extent that it is unperfected or determined to be invalid or unenforceable, and (c) does not unreasonably limit or restrict the rights of the Lender upon the occurrence or during the continuance of any Insolvency Proceeding or similar proceeding (including, without limitation, the rights of the Lender with respect to the ability to provide debtor-in-possession financing, the ability to seek or obtain adequate protection, the ability to seek or obtain relief from any automatic stay or voting matters). For the avoidance of doubt, there shall be no Intercreditor Agreement among Lender, KeyBank National Association, and Borrower.

“Interest Coverage Ratio” shall mean, on any date of determination, the ratio of (a) the Consolidated EBITDA for the period of four consecutive quarters of the Parent ended on such date (or, if such date is not the last day of a fiscal quarter of the parent, ended most recently prior to such date) to (b) the Consolidated Interest Expense for such period.

“Interest Payment Date” shall mean (i) the last Business Day of the Month following the calendar month in which the Closing Date occurs, (ii) the last Business Day of each Month thereafter while any of the Obligations are outstanding and (iii) the Maturity Date.

“Internal Revenue Service” shall mean the Internal Revenue Service of the United States of America.

“Investments” shall mean, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guaranties or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Funded Debt, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with the Applicable Accounting Standard. If any Maben Entity sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of such Maben Entity such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of such Maben Entity, such Maben Entity will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of such Maben Entity’s Investments in such Subsidiary that were not sold or disposed of. The acquisition by any Maben Entity of a Person that holds an Investment in a third Person will be deemed to be an Investment by such Maben Entity in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person. Except as otherwise provided in this Agreement, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value and net of any dividends, distributions, repayments or redemptions in cash received in respect of such Investment.

“KeyBank Credit Agreement” shall mean that certain Amended and Restated Credit and Security Agreement dated October 29, 2021, among (i) KeyBank National Association, as administrative agent, collateral agent, lender and issuer, and such other lenders that are now or hereafter become a party thereto, and (ii) the Parent, Borrower, RAM Mining, LLC, Ramaco Coal Sales, LLC, Ramaco Resources, LLC, Ramaco Resources Land Holdings, LLC and other Borrower Entities that are nor or hereafter become a party thereto, as amended by that certain First Amendment to Amended and Restated Credit and Security Agreement dated April 29, 2022, and by that certain Second Amendment to Amended and Restated Credit and Security Agreement dated September 22, 2022.

“KeyBank Documents” shall mean the KeyBank Credit Agreement, all of the other Loan Documents (as defined in the KeyBank Credit Agreement), and the KeyBank Replacement Facility, as any of the same may be amended from time to time.

“KeyBank Replacement Facility” shall mean a revolving credit facility being negotiated by the borrower entities under the KeyBank Credit Agreement and KeyBank National Association to replace the KeyBank Credit Agreement and provide for a senior secured revolving credit facility currently contemplated to be up to $125,000,000, subject to a borrowing base of less than 100% of cash and cash equivalents plus up to 85% of eligible accounts receivables and coal inventory.

“Leasehold As-Extracted Collateral” shall mean all as-extracted collateral produced or from or allocated to the Leasehold Premises, the Real Property Leases or any portion thereof, including, without limitation, minerals, coal, oil, gas and other hydrocarbons and all products processed or obtained therefrom, all receivables and accounts receivable deriving therefrom and the proceeds thereof.

“Leasehold Collateral” shall mean, collectively, but excluding the Excluded Assets, (i) each of the Real Property Leases, (ii) each leasehold estate created by such Real Property Leases, (iii) all Leasehold Improvements, (iv) all Leasehold Fixtures, (v) all right, title and interest of the Company in and to all leases, subleases, licenses, concessions, contract mining agreements, occupancy agreements or other agreements (written or oral, now or at any time in effect) which grant to any Person (other than the Company) a possessory interest in, or the right to use, all or any part of the Leasehold Premises, the Leasehold Improvements, the Leasehold Fixtures or any other property or interests described in this definition of “Leasehold Collateral,” together with all related security and other deposits subject to depositors rights and requirements of Applicable Law; (vi)  to the extent mortgageable or assignable, all permits (including, without limitation, Mining Permits, licenses, certificates and entitlements in any way relating to the construction, use, occupancy, operation, maintenance, enjoyment or ownership of all or any part of the Leasehold Premises, the Leasehold Improvements, the Leasehold Fixtures or any other property or interests described in this definition of “Leasehold Collateral,” (vii) to the extent mortgageable or assignable, all rights, privileges, tenements, hereditaments, rights-of-way, easements, wheelage agreements, contracts, surface damage waivers, releases, appendages and appurtenances appertaining to any of the foregoing or otherwise owned by the Company in connection with any of the foregoing, (viii) all property tax refunds payable to the Company in respect of the Real Property Leases, the Leasehold Premises, the Leasehold Improvements, the Leasehold Fixtures or any portion thereof, (ix) any and all rights (including, without limitation, alley, drainage, crop, mineral, mining, coal, oil and gas, water and sand rights, and any other rights to produce or share in the production of anything from or attributable to the Leasehold Premises, the Leased Improvements, the Leasehold Fixtures or any portion thereof), title and interest of the Company in and to all or any portion of the Leasehold Premises, the Leased Improvements, the Leasehold Fixtures or any other property or interests described in this definition of “Leasehold Collateral,” and any and all privileges, royalties and appurtenances therein or thereto, now or hereafter belonging or in any way pertaining to thereto; (x) all of the Company’s right, title and interest in and to any awards, damages, remunerations, reimbursements, settlements or compensation heretofore made or hereafter to be made by any governmental authority pertaining to all or any portion of the Leasehold Premises, the Leasehold Improvements, the Leasehold Fixtures or any other property or interests described in this definition of “Leasehold Collateral,” and (xi) all accessions, replacements and substitutions for any of the foregoing and all proceeds thereof, in each case, other than Excluded Assets.

“Leasehold Deed of Trust” or “Leasehold Deeds of Trust” shall have the meaning set forth in Section 3.2(b).

“Leasehold Fixtures” shall mean (i) all materials, supplies, equipment, preparation plants, loadouts, refuse areas, apparatus and other items of personal property (including, without limitation, Maben Plant Collateral) now owned or leased or hereafter acquired by the Company or any other Maben Entity or any Subsidiary of Borrower and now or hereafter attached to, affixed to or installed in any of the Leasehold Premises, the Leasehold Improvements or any portion thereof, (ii) water, gas, electrical, telephone, storm and sanitary sewer facilities and all other utilities now or hereafter owned or leased or hereafter acquired by the Company or any other Maben Entity or any Subsidiary of Borrower and now or hereafter attached to, affixed to, installed or used in connection with in any of the Leasehold Premises, the Leasehold Improvements or any portion thereof, whether or not situated in easements, and (iii) all accessions, replacements and substitutions for any of the foregoing and all proceeds thereof.

“Leasehold Improvements” shall mean any and all improvements now owned, leased or hereafter acquired by the Company or any Maben Entity or any Subsidiary of Borrower, now or at any time situated, placed or constructed, in whole or in part, upon any of the Leasehold Premises or any portion thereof.

“Leasehold Lands” shall mean any and all lands which constitute part of the leased premises under any of the Real Property Leases or any lands which are located within the outside boundaries of any such leased premises.

“Leasehold Premises” shall mean, collectively, all of the leased premises under all of the Real Property Leases and all of the Leasehold Lands.

“Lender” shall have the meaning given to such term in the Preamble.

“Lender Account” shall mean the account designated from time to time in writing by the Lender to the Borrower as the account to which any payments required to be made by or on behalf of the Borrower or other Loan Party in connection with the Loan or the Loan Documents shall be made.

“Lender Liens” shall mean, collectively, each of the Liens granted to the Lender by the Grantors pursuant to the Security Documents or other Loan Documents; and “Lender Lien” shall mean any one of the Lender Liens.

“Lender’s Judgment” shall mean a determination made in good faith and in the exercise of reasonable business judgment (from the perspective of a secured lender).

“Leverage Ratio” shall mean, on any date of determination, the ratio of (a) the Consolidated Net Funded Debt as of such date to (b) the Consolidated EBITDA for the period of four consecutive fiscal quarters of the Parent ended on such date (or, if such date is not the last day of a fiscal quarter of the Parent, ended most recently prior to such date).

“Lien” shall mean, with respect to any property, any mortgage, lien, pledge, negative pledge agreement, assignment for security purposes, charge, option, security interest, title retention agreement, levy, execution, seizure, attachment, garnishment, any documents, notice, instruments or other filings under the Federal Assignment of Claims Act of 1940 or other encumbrance of any kind in respect of such property, whether or not choate, vested, or perfected.

“Loan” shall have the meaning given to such term in Section 2.1(a).

“Loan Documents” shall mean, collectively, this Agreement, the Promissory Note, the Guaranty Agreement, the Security Documents, and all other documents, certificates, instruments and agreements contemplated by or executed or delivered by the Parent, the Borrower, any Maben Entity or any other Guarantor or Grantor in connection with this Agreement; and “Loan Document” shall mean any one of the Loan Documents.

“Loan Parties” means, collectively, (i) the Borrower; (ii) the Parent; (iii) each of the Maben Entities; and (iv) any other Borrower Entity that is a Guarantor or Grantor or required to be a Guarantor or Grantor pursuant to the terms of this Agreement.

“Lookback Period” shall mean 5 RFR Banking Days.

“Maben Entities” shall mean, collectively, (i) the Company; (ii) CRD; and (iii) any current or future Subsidiaries of the Company or CRD; and “Maben Entity” shall mean any one of the Maben Entities.

“Maben Operations” shall mean (i) the coal mining operations contemplated by the Borrower and the Maben Entities to be conducted by the Maben Entities or their Affiliates on or under the Real Property Leases and in the vicinity thereof, near Maben, West Virginia, (ii) coal washing, processing, loading and shipping contemplated to be conducted in such area in connection therewith, (iii) the selling of coal removed through the course of such mining operations, (iv) the reclamation of lands and waters disturbed by such coal mining operations, and (v) any and all transactions and business of any Maben Entity arising from the foregoing and reasonably related, ancillary or complementary thereto.

“Maben Plant Assets” shall mean any and all assets, whether now owned or hereafter acquired, comprising all or part of any preparation plant or loadout facility constructed or placed, in whole or in part, on any portion of the lands subject to the Real Property Leases or any other lands in the vicinity thereof in connection with the Maben Operations, including, without limitations, all improvements, structures, fixtures and other personal property comprising all or a portion of any such preparation plant or loadout facility.

“Maben Plant Collateral” shall mean, collectively, (i) any and all Maben Plant Assets, (ii) all right, title, interest and privileges of any Maben Entity therein or relating thereto, and (iii) all accessions, replacements and substitutions for any of the foregoing and all proceeds thereof.

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding, any change in Applicable Law, but excluding a general economic downturn or any change arising out of or relating to acts of terrorism, war (whether or not declared) or other hostilities, or any change arising out of or relating to natural catastrophe events, except in each case where such events have a disproportionate adverse effect on any Loan Party), a material adverse change in, or a material adverse effect on: (a) the business, operations, prospects, properties, condition (financial or otherwise), assets or income of any Loan Party; (b) the ability of any Loan Party to perform any material obligations under this Agreement or any other Loan Documents to which it is a party; (c) the validity, binding effect or enforceability of any Loan Document; (d) the rights, remedies or benefits available to the Lender under the Loan Documents, taken as a whole; or (e) the attachment, perfection or priority of any Lien of the Lender under the Security Documents on a material portion of the Collateral. In determining whether any individual event, act, condition or occurrence of the foregoing types could result in a Material Adverse Effect, notwithstanding that a particular event, act, condition or occurrence does not itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event, act, condition or occurrence and all other events, acts, conditions or occurrences of the foregoing types which have occurred could result in a Material Adverse Effect.

“Material Business Agreement” shall mean any agreement, contract or arrangement that if terminated (other than expiration in accordance with its terms), rescinded or breached (without timely cure of such breach) would have a Material Adverse Effect, including, without limitation, each of the KeyBank Documents.

“Maturity Date” shall mean (a) September 23, 2024 or, if that is a non-Business Day, the earliest prior date that is a Business Day, or (b) such earlier date as payment of the Loan shall be due (whether by acceleration or otherwise).

“Mining Financial Assurances” shall mean performance bonds for reclamation, surety bonds or escrow agreements, payments or prepayments made with respect to, or certificates of deposit or other sums or assets required by, the Mining Permits and posted by or on behalf of the Borrower Entities under Environmental Laws, in each case, solely in connection with the Maben Operation.

“Mining Laws” shall mean any and all current or future foreign or domestic, federal, state or local statutes, ordinances, orders, rules, regulations, judgments, governmental authorizations, or any other requirements of governmental authorities relating to surface or subsurface mining operations and activities, including, but not be limited to, the Federal Coal Leasing Amendments Act; the Surface Mining Control and Reclamation Act of 1977; all other applicable land reclamation and use statutes and regulations; the Federal Mine Safety and Health Act of 1977; and the Black Lung Benefits Act of 1972; each as amended, and any comparable state and local laws or regulations.

“Mining Permits” shall mean any and all permits, licenses, franchises or other authorizations issued or granted to one or more of the Borrower Entities by a Governmental Authority pursuant to Environmental Laws, Mining Laws or other Applicable Laws in connection with coal mining or coal-mining-related activities in connection with or any way relating to any Real Property Leases or the Maben Operations.

“Month” shall mean any period expressed to accrue by reference to a Month or any number of Months:

(a)            Subject to paragraph (c) below, if the numerically correspondence day is not a RFR Banking Day, that period shall end on the next RFR Banking Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding RFR Banking Day;

(b)            If there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last RFR Banking Day in that calendar month; and

(c)            If any interest period begins on the last RFR Banking Day of a calendar month, that interest period shall end on the last RFR Banking Day in the calendar month in which that interest period is to end.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgage” shall mean, collectively, any mortgage, deed of trust, collateral assignment or deed to secure debt.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which the Borrower or any ERISA Affiliate is making, is obligated to make or has made or been obligated to make at any time within the past five (5) years, contributions on behalf of participants who are or were employed by any of them.

“Necessary Authorizations” shall mean all authorizations, consents, permits, approvals, licenses, certificates and exemptions from, and all filings, reports and registrations with, and all reports to, any Governmental Authority whether federal, state, local, and all agencies thereof, which are required for the transactions contemplated by the Loan Documents and the conduct of the businesses and the ownership (or lease) of the properties and assets of the Borrower Entities.

“Net Cash Proceeds” shall mean, with respect to any Disposition (including the issuance of Equity Interests) by any Maben Entity or the incurrence by any Maben Entity of any Funded Debt (other than the Obligations), the aggregate amount of cash and Cash Equivalents received for such assets or Equity Interests, or as a result of such Funded Debt, net of necessary and documented transaction costs properly attributable to such transaction and payable by a Maben Entity to a non-Affiliate in connection with such sale, lease, transfer or other disposition of assets or the issuance of any Equity Interests or the incurrence of any Funded Debt, including, without limitation, sales commissions and underwriting discounts, any relocation expenses incurred as a result of such Disposition, taxes paid or payable as a result of such Disposition, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and repayment of any Funded Debt (other than the Obligations) of any Maben Entity or other obligations of any Maben Entity secured by a Permitted Lien on the assets subject to such Disposition.

“Obligations” shall mean (a) all payment and performance obligations as existing from time to time of the Parent, the Borrower, the Company, CRD and any other Loan Parties to the Lender or its Affiliates under this Agreement and the other Loan Documents (including any interest, fees and expenses that, but for the provisions of the Bankruptcy Code, would have accrued), or as a result of making the Loan, (b) the obligation to pay an amount equal to the amount of any and all damages which the Lender may suffer by reason of a breach by the Parent, the Borrower, the Company, CRD or any other Guarantor or Grantor of any obligation, covenant, or undertaking with respect to this Agreement or any other Loan Document and (c) all fees and expenses incurred by the Lender under this Agreement, the Security Documents, the Guaranty Agreement or the other Loan Documents.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury, or any successor agency.

“Outside Date” shall mean October 15, 2022.

“Other Taxes” shall have the meaning set forth in Section 2.6(b)(ii).

“Parent” shall mean Ramaco Resources, Inc., a Delaware corporation listed and publicly traded on the NASDAQ stock exchange under the ticker symbol “METC.”

“Payment Default” shall have the meaning given to such term in Section 9.1(l).

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permit Blocked” shall mean, with respect to any Person, that such Person or any Person that “owns and controls” such Person or is “owned or controlled” by such Person, including, without limitation, any officers, directors, managers, parents, subsidiaries or individuals or entities owning ten percent (10%) or more of the Equity Interests of such Person, is ineligible to receive any mining permits, reclamation permits or other permits or licenses from any Governmental Authority under Environmental Laws or other Applicable Laws relating to the mining, processing, shipping or selling of coal or the reclamation of lands or waters disturbed thereby.

“Permitted Funded Debt” shall mean each of the following:

(a)             Funded Debt of any Loan Party under the Loan Documents;

(b)            Funded Debt of any Loan Party owed to the Seller, the Lender or any other Indemnified Persons under the Purchase Agreement and the Ancillary Agreements;

(c)            Funded Debt incurred by a Loan Party solely in respect of (i) Mining Financial Assurances solely relating to Mining Permits held by Maben Entities in connection with the Maben Operations or (ii) reclamation liabilities, water treatment, workers’ compensation claims, payment obligations in connection with health or social security benefits, unemployment or other insurance obligations, statutory obligations, bankers’ acceptances, letters of credit or completion or performance guaranties (including, without limitation, performance guaranties pursuant to coal supply agreements or equipment leases) and surety bonds, in each case, of any Maben Entity in the ordinary course of business, solely in connection with the Maben Operations;

(d)            Funded Debt of any Loan Party that is secured by a Permitted Lien on Maben Plant Collateral described in clause (d) of the definition of “Permitted Liens;”

(e)            Funded Debt of any Loan Party that is secured by a Permitted Lien on Maben Plant Collateral described in clause (e) of the definition of “Permitted Liens;”

(f)            Funded Debt of a Maben Entity arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Funded Debt is covered within five (5) Business Days;

(g)            Funded Debt incurred by a Maben Entity in respect of netting services, overdraft protections and otherwise in respect of deposit accounts;

(h)            Funded Debt of any Loan Party under the KeyBank Documents;

(i)            intercompany Funded Debt between or among any Maben Entity and any of its Subsidiaries incurred by a Maben Entity ; provided, however, that (1) such Funded Debt must be unsecured junior debt subordinated in all respects to the prior payment of the Obligations, and (2) any subsequent issuance or transfer of Equity Interests that results in any such Funded Debt being held by a Person other than a Maben Entity, and any sale or other transfer of any such Funded Debt to a Person that is not a Maben Entity, will be deemed, in each case, to constitute an incurrence of such Funded Debt by any Maben Entity as the case may be, that was not permitted by this clause (h) of this definition;

(j)            the issuance by any of a Maben Entity’s Subsidiaries to such Maben Entity of Equity Interests constituting Funded Debt; provided, however, that any subsequent issuance or transfer of Equity Interests that results in any such Equity Interest being held by a Person other than a Maben Entity, and any sale or other transfer of any such Equity Interest to a Person that is not a Maben Entity, will be deemed, in each case, to constitute an issuance of such Equity Interest by such Subsidiary that was not permitted by this clause (i) of this definition; and

(k)            a Permitted Refinancing.

“Permitted Liens” shall mean, as applied to any Person, the following Liens:

(a)            with respect to any Collateral, Liens held by the Lender securing the Obligations (i.e., Lender Liens);

(b)            with respect to any Collateral, Liens held by the Seller securing the payment and performance of any obligations of the Borrower in accordance with the Purchase Agreement and Ancillary Agreements;

(c)            only with respect to Leasehold Collateral (including Maben Plant Collateral), Liens held by the lessor under the WPP Replacement Lease or by lessors or landlords of any Maben Entity under any Real Property Leases that are junior in priority to Lender’s security interest in the Leasehold Collateral;

(d)            with respect to Maben Plant Collateral (including Maben Plant Collateral constituting Leasehold Collateral), Liens to secure purchase money obligations or other Funded Debt of any Loan Party, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of any Maben Plant Assets, provided that such Liens attach only to the Maben Plant Assets so purchased or improved and Maben Plant Collateral relating thereto;

(e)            Liens to secure Capitalized Lease Obligations, purchase money obligations or other Funded Debt, in each case, incurred for the purpose of financing all of the purchase price of any machinery or equipment acquired by a Maben Entity for use solely in connection with the Maben Operations, provided that such Liens attach only to the asset (which asset shall not constitute coal inventory) so purchased, leased or improved;

(f)            Liens for taxes, assessments or governmental charges or claims assessed to any Maben Entity that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently pursued, provided that any reserve or other appropriate provision as is required in conformity with the Applicable Accounting Standard has been made therefor;

(g)            Liens imposed by law (and not by contract), such as statutory carrier’s, warehousemen’s, landlord’s and mechanic’s Liens, in each case, incurred by any Maben Entity in the ordinary course of business solely in connection with the Maben Operations for amounts that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently pursued, provided that any reserve or other appropriate provision as is required in conformity with the Applicable Accounting Standard has been made therefor;

(h)            survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property, in each case, that were not incurred in connection with Funded Debt of any Borrower Entity and that do not in the aggregate have a material adverse effect on the value of said properties or materially impair their use in the operation of the business of any Borrower Entity;

(i)             Liens on insurance policies relating to the Maben Operations obtained in the ordinary course of business, and proceeds thereof, or other deposits, to secure insurance premium financings payable under such insurance policies, so long as such Liens remain unperfected;

(j)             bankers’ Liens, rights of setoff, Liens arising out of judgments or awards against any Maben Entity not constituting an Event of Default under Section 9.1(j) and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(k)            grants of software and other technology licenses in the ordinary course of business;

(l)             Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by a Maben Entity in the ordinary course of business with Persons that are not Borrower Entities or Affiliates solely in connection with the Maben Operation;

(m)            Except with respect to the Collateral, liens arising in connection with the KeyBank Documents and the loans made to any Loan Party thereunder;

(n)            Liens in favor of banking institutions arising as a matter of law or contract encumbering deposits (including the right of set off) which are within the general parameters customary in the banking industry; and

(o)            Liens arising from protective filings of UCC financing statements (or the equivalent) regarding operating leases entered into by the Maben Entities in the ordinary course of business solely in connection with the Maben Operations.

“Permitted Refinancing” shall mean any modification, refinancing, refunding, renewal or extension of (a) any obligation under, or provision of, the KeyBank Credit Agreement or the KeyBank Replacement Facility, as applicable, except for any increase in the maximum commitment amount or borrowing base calculation of such facility above what is currently contemplated by the KeyBank Replacement Facility, or (b) any other Funded Debt so long as (1) the aggregate principal amount thereof does not exceed the principal amount of the Funded Debt so modified, refinanced, refunded, renewed or extended plus the amount of accrued and unpaid interest thereon, (2) the modified, refinanced, refunded, renewed or extended Funded Debt has a later than or equal to final maturity and a longer than or equal to weighted average life to maturity than the Funded Debt being modified, refinanced, refunded, renewed or extended, (3) the modified, refinanced, refunded, renewed or extended Funded Debt does not bear a rate of interest that exceeds a market rate (as reasonably determined in good faith by the Borrower and reasonably acceptable to the Lender) as of the date of such modification, refinancing, refunding, renewal or extension, (4) the covenants contained in any instrument or agreement relating to the modified, refinanced, refunded, renewed or extended Funded Debt are not less favorable in any material respect to any Loan Party than those relating to the Funded Debt being modified, refinanced, refunded, renewed or extended, and the modified, refinanced, refunded, renewed or extended Funded Debt shall not be secured by a Lien on any assets that did not secure the Funded Debt being extended, renewed or refinanced, (5) the Funded Debt shall be subordinated to the Obligations to the same extent, if any, as the Funded Debt being extended, renewed or refinanced, (6) at the time of and after giving effect to such extension, renewal or refinancing, no Default or Event of Default shall exist and (7) the modified, refinanced, refunded, renewed or extended Funded Debt shall not require any additional borrower or guarantor except for the Borrower Entities obligated under the Funded Debt being modified, refinanced, refunded, renewed or extended.

“Permitted Third-Party Priority Lien” shall mean (i) Liens described in clause (d) of the definition of “Permitted Liens;” and (ii) solely with respect to any machinery, equipment or other tangible personal property constituting Leasehold Collateral, Liens described in clause (e) of the definition of “Permitted Liens.”

“Person” shall mean an individual, corporation, partnership, trust, joint stock company, limited liability company, unincorporated organization, other legal entity or joint venture or a government or any agency or political subdivision thereof, whether foreign or domestic.

“Pledge and Security Agreement” shall have the meaning set forth in Section 3.2(a).

“Pledged Equity Collateral” shall mean (i) the Pledged Equity Interests, (ii) all “investment property” (as such term is defined in Article 9 of the UCC) relating to the Pledged Equity Interests, (iii) all collateral accounts or securities accounts relating to any of the foregoing whether now owned or hereafter acquired, (iv) all Collateral Records, Collateral Support and “supporting obligations” (as such term is defined in the UCC) relating to any of the foregoing, and (v) all proceeds, products, accessions, rents and profits of or in respect of any of the foregoing.

“Pledged Equity Interests” shall mean (i) the Company Securities and all other equity interests (including, without limitation, limited liability company interests, limited liability company interest units, membership interests and membership units) of each of the Maben Entities (ii) the certificates, if any representing such equity interests, (iii) any interests of any Grantor on the books and records of any Maben Entity or on the books and records of any securities intermediary pertaining to such equity interests, (iv) all economic rights relating to the foregoing, including, without limitation, all rights to share in the profits and losses of each such Maben Entity, and (iv) without limiting the foregoing, all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such equity interests.

“Promissory Note” shall mean a promissory note evidencing the Loan, in form and substance reasonably acceptable to the Lender.

“Property” shall mean any real property or personal property, plant, building, facility, structure, underground storage tank or unit, equipment, Inventory or other asset owned, leased or operated by the Borrower Entities or any of them (including, without limitation, any surface water thereon or adjacent thereto, and soil and groundwater thereunder, and further including any mineral or extractive rights appurtenant thereto), whether owned, leased or operated.

“Purchase Agreement” shall have the meaning given to such term Recital A.

“Purchase Price” shall have the meaning given to such term in Recital C.

“Real Property Leases” shall mean, collectively, (i) the WPP Leases, as amended, restated, combined, or supplemented, and provided that the Lessor has delivered its written consent for such WPP Leases to be pledged as collateral for the Loan, or as otherwise modified by the WPP Replacement Lease; (ii) that certain Lease Agreement dated August 29, 2007, originally by and between Beaver Coal Company, Limited, as lessor, and Grey Flats Development LLC (predecessor-in-interest of the Company), as lessee, as the same may have been or may hereafter be amended, restated, amended and restated, supplemented or otherwise modified from time to time; and (iii) any other real property leases entered into by any Maben Entity after the Closing, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Relevant Market” shall mean the market for overnight cash borrowing collateralized by U.S. Government securities.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payment” shall mean (a) Dividends, (b) loans to any Affiliate by any Loan Party, (c) any payment of management, consulting, investment banking or similar fees payable by any Loan Party to any other Loan Party, (d) any redemption, purchase, retirement, defeasance, sinking fund or similar payment, any claim of rescission or other acquisition or retirement of or with respect to any Equity Interests of any Borrower Entity and (e) any payment on or with respect to, or purchase, redemption, defeasance or other acquisition or retirement for value of any Funded Debt of any Borrower Entity the payment of which is contractually subordinated to the Loan.

“Retiree Welfare Plan” shall mean an ERISA Plan that is an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to Code Section 4980B (or applicable state law mandating health insurance continuation coverage for employees) and at the sole expense of the participant or the beneficiary (or at a reduced cost in accordance with a mandated employer subsidy).

“RFR” or “RFR Rate” shall mean, with respect to any RFR Banking Day, a rate per annum equal to the secured overnight financing rate (“SOFR”) administered by the Federal Reserve Bank of New York (or any other Person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other Person which takes over the publication of that rate).

“RFR Banking Day” shall mean any day other than (a) a Saturday or Sunday; and (b) a day on which the Securities Industry and Financial Markets Association (or any successor organization) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., or any successor thereto.

“Sanctioned Country” shall mean, at any time, any country or territory which is, or whose government is, the subject or target of any Sanctions Laws broadly restricting or prohibiting dealings with such country, territory or government.

“Sanctions Laws” shall mean the economic or financial sanctions laws, regulations, rules, embargoes or restrictive measures promulgated or administered by OFAC, the US Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury or the Australian Department of Foreign Affairs and Trade.

“Sanctions Target” shall mean any Person: (a) that is the subject or target of any Sanctions Laws; (b) listed in the annex to, or otherwise subject to the provisions of, the Executive Order No. 13224 of September 23, 2001, entitled Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism; (c) located, organized or resident in a Sanctioned Country; or (d) majority owned (in the aggregate) or otherwise Controlled by any Person or Persons described in the foregoing clauses (a) through (c).

“SEA” shall mean the Securities and Exchange Act of 1934 and the rules promulgated thereunder by the Securities and Exchange Commission, as amended from time to time or any similar Federal law in force from time to time.

“SEC” shall mean the United States Securities and Exchange Commission, or any governmental body or agency succeeding to any of its principal functions.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar Federal law then in force.

“Security Documents” shall mean, collectively, (i) the Pledge and Security Agreement, (ii) the Leasehold Deeds of Trust, (iii) any security agreements pursuant to which any Grantor grants the Lender a Lien on any Collateral, (iv) any and all Mortgages executed in favor of the Lender by any Grantor, (v)  all documents executed in connection with the Federal Assignment of Claims Act of 1940 (if applicable), (vi) any and all other documents, instruments or agreements (including, without limitation, Mortgages) granting Liens on Collateral as security for the Obligations, and (vii) all UCC-1 financing statements relating to any of the Liens granted to the Lender as security for the Obligations.

“Seller Lien Pledge Agreement” shall mean the Seller Lien Pledge Agreement (as defined in the Purchase Agreement).

“Seller Liens” means any Liens in the Pledged Equity Collateral granted to the Seller under or pursuant to the Purchase Agreement or any of the Ancillary Agreements.

“Subsidiary” shall mean, as applied to any Person, (a) any corporation of which more than fifty percent (50%) of the outstanding stock (other than directors’ qualifying shares) having ordinary voting power to elect a majority of its board of directors (or equivalent governing body), regardless of the existence at the time of a right of the holders of any class or classes of securities of such corporation to exercise such voting power by reason of the happening of any contingency, or any partnership or limited liability company of which more than fifty percent (50%) of the outstanding partnership interests or membership interests, as the case may be, is at the time owned by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, and (b) any other entity which is Controlled or capable of being Controlled by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person.

“Taxes” shall have the meaning set forth in Section 2.6(b)(i).

“Title IV Plan” shall mean an ERISA Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA, that is covered by Title IV of ERISA.

“UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of West Virginia; provided, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Lenders’ Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the West Virginia, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unfunded Pension Liability” shall mean at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of five (5) years following a transaction which might be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by the Borrower or any ERISA Affiliate as a result of such transaction.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Voidable Transfer” shall have the meaning given to such term in Section 10.15.

“WPP Leases” shall mean (i) that certain Coal Mining Lease dated effective as of April 1, 2009, originally by and between WPP LLC, as lessor, and Majestic Resources Development Company, LLC (predecessor-in-interest of the Company), as lessee, and Western Pocahontas Properties Limited Partnership, as the same has been amended, supplemented or otherwise modified from time to time, and (ii) that certain Coal Mining Lease dated June 11, 2014, but effective as of January 1, 2014, by and between WPP LLC, as lessor, and the Company, as lessee, and Western Pocahontas Properties Limited Partnership (WPPLP), as the same has been amended, supplemented or otherwise modified from time to time.

“WPP Replacement Lease” shall mean an amended, restated and combined coal mining lease, in form and substance acceptable to the Seller and the Lender, by and between the Company and WPP LLC, with other parties joining, pursuant to which the WPP Leases are amended, restated, combined, supplemented and otherwise modified as set forth therein, as the same may be hereafter amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2      Accounting Principles. The classification, character and amount of all assets, liabilities, capital accounts and reserves and of all items of income and expense to be determined, and any consolidation or other accounting computation to be made, and the interpretation of any definition containing any financial term, pursuant to this Agreement shall be determined and made in accordance with the Applicable Accounting Standard consistently applied and consistent with past practices, unless such principles are inconsistent with the express requirements of this Agreement; provided, if because of a change in the Applicable Accounting Standard after the Closing Date, any Borrower Entity would be required to alter a previously utilized accounting principle, method or policy in order to remain in compliance with the Applicable Accounting Standard, such determination shall continue to be made in accordance with such Borrower Entity’s previous accounting principles, methods and policies after the Closing Date. All accounting terms used herein without definition shall be used as defined under the Applicable Accounting Standard. All financial calculations hereunder shall, unless otherwise stated, be determined for the Borrower on a consolidated basis with its Subsidiaries.

Section 1.3      Other Interpretive Matters. Each definition of any instrument or agreement in this Article 1 or elsewhere in this Agreement shall include such instrument or agreement as amended, restated, supplemented or otherwise modified from time to time with, if required, the prior written consent of the Lender to the extent permitted under this Agreement and the other Loan Documents. Except where the context otherwise requires, definitions imparting the singular shall include the plural and vice versa. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless otherwise specifically provided herein. References in this Agreement to “Articles”, “Sections”, “Schedules” or “Exhibits” shall be to Articles, Sections, Schedules or Exhibits of or to this Agreement unless otherwise specifically provided. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, whether or not so expressly stated in each such instance, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. “Writing”, “written” and comparable terms refer to printing, typing, computer disk, e-mail and other means of reproducing words in a visible form. “Ordinary course”, “normal course” or comparable terms shall be deemed to refer to the ordinary course of business, consistent with historical practices, in each context. Except where otherwise specifically restricted, reference to a party to a Loan Document includes that party and its successors and assigns. As used herein as it pertains to the Borrower, the term “shall not cause or allow” (or any similar phrase), with respect to any event, matter or circumstance, means that the Borrower shall not cause such event, matter or circumstance to occur and shall prevent such event, matter or circumstance from occurring (as opposed to the Borrower merely withholding its authorization or permission for such event, matter or circumstance to occur). All terms used herein which are defined in Article 9 of the UCC and which are not otherwise defined herein shall have the same meanings herein as set forth therein.

ARTICLE 2

TERMS OF LOAN

Section 2.1      Loan.

(a)            Term Loan. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, simultaneously with the closing of the transactions contemplated in the Purchase Agreement, the Lender will extend to the Borrower a term loan in the principal amount of Twenty Million Dollars ($21,000,000.00) (the “Loan”).

(b)            Use of Proceeds. The Borrower shall use the proceeds of the Loan solely for the purposes of paying to the Seller the sum of Twenty Million Dollars ($21,000,000.00) of the Purchase Price payable to the Seller at the Closing as consideration for the Company Securities. None of the proceeds of the Loan shall be used for financing any activity that would violate any Anti-Corruption Laws, Anti-Terrorism and Money Laundering Laws, or Sanctions Laws.

(c)            Manner of Funding. Subject to the terms and conditions set forth in this Agreement, the Lender will fund the Loan on the Closing Date in conjunction with the Closing, (i) by wire transfer of immediately available funds to the Seller on behalf of the Borrower, to an account (or accounts) designated by the Seller in writing on or before the Closing Date or (ii) by another method acceptable to the Seller. If agreed by the Seller, the Loan may be funded by the Lender, and the Purchase Price may be paid to the Seller, through the crediting and debiting of accounts between the Lender and the Seller, rather than by actual wire transfers or other methods of delivery of cash, so long as the funding of the Loan and payment of the Purchase Price are properly recorded and evidenced by adequate documentation sufficient for all tax reporting and other reporting purposes.

(d)            Promissory Note. The Loan will be evidenced by the Promissory Note, which shall be delivered to the Lender by the Borrower at the Closing.

Section 2.2      Interest.

(a)            Rate. Subject to Section 2.3(b) and Section 2.3(c), shall accrue on the outstanding principal amount of the Loan at the Applicable Rate. Interest on the Loan shall be computed for the actual number of days elapsed on the basis of a hypothetical year of three hundred sixty (360) days. Interest shall be calculated from the Closing Date.

(b)            Default Rate. Upon the occurrence and during the continuance of an Event of Default, interest on the outstanding Obligations shall, upon the written election of the Lender in its sole discretion, accrue at the Default Rate commencing on the date upon which the Event of Default first occurred and, unless later waived by the Lender in writing, continuing thereafter so long as any Obligations are outstanding. Interest accruing at the Default rate shall be payable on demand in cash and in any event on the next Interest Payment Date (or the date of any earlier prepayment in full of the Obligations) and shall accrue until the earliest to occur of the following: (i) waiver of the applicable Event of Default in accordance with Section 10.11; (ii) agreement by the Lender in writing to rescind the charging of interest at the Default Rate; (iii) the date on which the Event of Default is no longer continuing; or (iv) payment in full of the Obligations. The Lender shall not be required to (A) accelerate the maturity of the Loan or (B) exercise any other rights or remedies under the Loan Documents in order to charge interest hereunder at the Default Rate.

(c)            Computation of Interest. In computing interest on the Loan, the date the Loan is made (or deemed made) hereunder shall be included, and the date of payment shall be excluded.

(d)            Non-RFR Banking Days. If any day during the term of the Loan is not an RFR Banking Day, the Applicable Rate for that day will be the Applicable Rate that applied on the immediately preceding RFR Banking Day.

(e)            Interest Calculation if no RFR or Central Bank Rate. If there is no applicable RFR or Central Bank Rate for the purposes of calculating the Daily Non-Cumulative Compounded RFR Rate for an RFR Banking Day during the term of the Loan, the Daily Rate shall be the rate notified to the Borrower by the Lender as soon as reasonably practicable, to be that which expresses as a percentage rate per annum the Lender’s cost of funds relating to its participation in that Loan for such day.

Section 2.3      Late Payment Charge. If any principal, interest or any other sum due under the Loan Documents (other than outstanding principal on the Loan due and payable on the Maturity Date) is not paid by the Borrower on the date on which it is due, the Borrower shall pay to Lender upon demand, the lower of the highest Applicable Rate set forth in this Agreement plus two percent (2%) per annum or the maximum amount permitted by Applicable Law in order to defray the expense incurred by the Lender in handling and processing such delinquent payment and to compensate the Lender for the loss of the use of such delinquent payment. Any such amount shall constitute part of the Obligations.

Section 2.4      Repayment.

(a)	Scheduled Payments.

(i)            Commencing on the Closing Date, the Borrower shall pay all interest accrued on the Loan in arrears on each Interest Payment Date.

(ii)            Commencing in the fourth calendar month following the month in which the Closing occurs, the Borrower shall make monthly repayments of the outstanding principal of the Loan, in the amount of Eight Hundred Thousand Dollars ($800,000.00) per month, on the last Business Day of each calendar month, until the Maturity Date.

(iii)            Notwithstanding the foregoing, all principal and interest on the Loan remaining unpaid on the Maturity Date shall be due and payable in full and in cash on the Maturity Date. In addition to the foregoing, the Borrower hereby promises to pay all other Obligations, including, without limitation, any fees (if any), as the same become due and payable hereunder and, in any event, on the Maturity Date (or such earlier date as the Loan is required to be repaid in full).

(b)	Other Mandatory Payments.

(i)            Upon receipt of Net Cash Proceeds from any Disposition by or related to any Maben Entity permitted by Section 8.7, unless otherwise agreed by the Lender, the Borrower shall immediately apply such Net Cash Proceeds to repay the Obligations or otherwise repay the Obligations in an amount equal to such Net Cash Proceeds, on the date of the completion of such Disposition or, if such Disposition is completed after business hours, on the next Business Day immediately following the completion of such Disposition.

(ii)            In the event that the Seller is required to make any indemnification payment to the Borrower or any other Purchaser Indemnitee (as defined in the Purchase Agreement) pursuant to or in connection with the Purchase Agreement or any Ancillary Agreement, the Borrower shall repay the Loan in an amount equal to the sum of each such indemnification payment made to the Borrower or any other Purchaser Indemnitees pursuant to or in connection with the Purchase Agreement or any such Ancillary Agreements, on the date that the Borrower or such other Purchaser Indemnitee receives any such indemnification payment from the Seller or, if such indemnification payment is received after banking hours, on the next Business Day immediately following the receipt of such indemnification payment.

(iii)            In the event of a Change of Control, unless otherwise agreed by the Lender, the Borrower shall immediately repay the Obligations in full on the date of the Change of Control or, if such Change of Control occurs after banking hours, on the next Business Day immediately following the Change of Control.

(iv)            Any payments due under this Section 2.4(b) shall be applied in the manner set forth in Section 2.7.

(c)            No Reborrowing. Amounts prepaid or repaid in respect of the Loan or of any of the Obligations may not be reborrowed.

Section 2.5      Voluntary Prepayment. The principal amount of the Loan may be repaid in full or in part, without any prepayment fee, premium or penalty, at any time upon at least one (1) Business Day’s prior written notice to the Lender, it being understood and agreed that no amounts so prepaid may be reborrowed. Each notice of prepayment shall specify the prepayment date and the amount of the Loan to be prepaid.

Section 2.6      Manner of Payment.

(a)	When Payments Due.

(i)            Except as otherwise provided herein, payment (including any prepayment) by the Borrower on account of the principal of or interest on the Loan, fees and any other amount owed to the Lender under this Agreement or the other Loan Documents shall be made not later than 2:00 p.m. (New York, New York time) on the date specified for payment under this Agreement or any other Loan Document to the Lender Account in Dollars, by wire transfer of immediately available funds to an account or accounts from time to time designated by the Lender in writing (which writing may include email correspondence). Any payment received in the Lender Account after 2:00 p.m. (New York, New York time) shall be deemed received on the next Business Day.

(ii)            If any payment under this Agreement or any other Loan Document shall be specified to be made on a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day, and such extension of time shall in such case be included in computing interest and fees, if any, in connection with such payment.

(b)	Taxes.

(i)            Payment Free of Taxes. Any and all payment of principal and interest, or of any fees or indemnity or expense reimbursements, by Borrower hereunder or under any other Loan Document (the “Borrower Payments”) shall be made without setoff or counterclaim and free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings with respect to such Borrower Payments and all interest, penalties or similar liabilities with respect thereto, excluding taxes imposed on the net income of the Lender by the jurisdiction under the laws of which the Lender is organized or conducts business or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges or withholdings and liabilities collectively or individually “Taxes”). If the Borrower or any other Borrower Entity shall be required to deduct any Taxes from or in respect of any sum payable to the Lender hereunder or under any other Loan Document, (A) the sum payable shall be increased by the amount (an “Additional Amount”) necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.6(b)(i)) the Lender shall receive an amount equal to the sum it would have received had no such deductions been made, (B) the Borrower shall, or cause such other Borrower Entity Party to, shall make such deductions, and (C) the Borrower shall, or shall cause such Borrower Entity to, pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(ii)            Payment of Other Taxes. In addition, the Borrower shall pay to the relevant Governmental Authority in accordance with Applicable Law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (such taxes being “Other Taxes”).

(iii)            Indemnification by Borrower. The Borrower shall indemnify the Indemnified Persons for the full amount of Taxes and Other Taxes with respect to Borrower Payments paid by such Person, and any liability (including penalties, interest and expenses (including attorney’s fees and expenses)) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. An explanation of the manner in which such amount shall have been determined and the amount of such payment or liability prepared by any Indemnified Person, absent manifest error, shall be final, conclusive and binding for all purposes. Such indemnification shall be made within thirty (30) days after the date such Indemnified Person makes written demand therefor. If any Taxes or Other Taxes for which an Indemnified Person has received indemnification from the Borrower hereunder shall be finally determined to have been incorrectly or illegally asserted and are refunded to such Indemnified Person, such Indemnified Person shall promptly forward to the Borrower any such refunded amount (after deduction of any Tax or Other Tax paid or payable by such Indemnified Person as a result of such refund), not exceeding the increased amount paid by the Borrower pursuant to this Section 2.6(b).

(iv)            Evidence of Payments. As soon as practical after the date of any payment of Taxes or other Taxes by the Borrower to the relevant Governmental Authority, the Borrower will deliver to the Lender, at its address, the original or a certified copy of a receipt issued by such Governmental Authority evidencing payment thereof.

(v)            Status of Lender. To the extent that the Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any of the Loan Documents, the Lender shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit any such payments to be made without withholding or at a reduced rate of withholding. In addition, if reasonably requested by the Borrower, the Lender shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not such Lender is subject to backup withholding or information requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of any such documentation shall not be required if, in the Lender’s reasonable judgment, such completion, execution or submission would subject the Lender to any material and unreasonable unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.

(vi)            Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.6(b) (including by the payment of Additional Amounts pursuant to this Section 2.6(b)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (vi) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (vi), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (vi) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

(vii)            No Disclosure of Lender Tax Returns. Nothing contained in this Section 2.6(b) shall require the Lender to make available to the Borrower any of the Lender’s tax returns (or any other information) that the Lender deems confidential or proprietary.

(viii)            Survival. Each party’s obligations under this Section 2.6(b) shall survive the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.7      Application of Payments. The Lender shall apply any amounts it receives on account of the Obligations (other than payments specifically earmarked for application to certain principal, interest, fees or expenses hereunder or under the other Loan Documents) in the following order of priority:

FIRST, to the payment of any fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Lender) then due and payable to the Lender hereunder or under any other Loan Documents;

SECOND, to the payment of all Obligations consisting of accrued interest then due and payable to the Lender hereunder;

THIRD, to the payment of principal then due and payable on the Loan owing in connection with such payment, if any;

FOURTH, to the payment of all other Obligations not otherwise referred to in this Section 2.7 then due and payable; and

FIFTH, upon satisfaction in full of all Obligations, the balance, if any, to the Borrower or as otherwise required by law.

Section 2.8      Rescission of Payments. If at any time any payment made hereunder or under any of the Loan Documents in respect of the loan or the other Obligations (whether such payment is made by the Borrower or any other Person) is rescinded or must otherwise be restored or returned to such Person under Applicable Law or otherwise, or if any check or other written order to pay any amount to the Lender is dishonored or returned as unpaid by the bank or other financial institution against whom it is drawn, the obligation of Borrower to make such payment shall be reinstated as though such payment had not been made.

Section 2.9      Maximum Rate of Interest. The Borrower and the Lender hereby agree and stipulate that the only charges imposed upon the Borrower for the use of money in connection with this Agreement are and shall be the specific interest and fees described in this Article 2 and in any other Loan Document. Notwithstanding the foregoing, the Borrower and the Lender further agree and stipulate that all closing fees, agency fees, facility fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Lender to third parties or for damages incurred by the Lender are charges to compensate the Lender for underwriting and administrative services and costs or losses performed or incurred, and to be performed and incurred, by the Lender in connection with this Agreement and the other Loan Documents and shall under no circumstances be deemed to be charges for the use of money pursuant to any Applicable Law. In no event shall the amount of interest and other charges for the use of money payable under this Agreement exceed the maximum amounts permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. The Borrower and the Lender, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and other charges for the use of money and manner of payment stated within it; provided, however, that, anything contained in this Agreement to the contrary notwithstanding, if the amount of such interest and other charges for the use of money or manner of payment exceeds the maximum amount allowable under Applicable Law, then, ipso facto as of the Closing Date, the Borrower is and shall be liable only for the payment of such maximum amount as allowed by law, and payment received from the Borrower in excess of such legal maximum amount, whenever received, shall be applied first to reduce the principal balance of the Loan, second to the payment of all other Obligations then due and payable, and finally, if such excess is greater than the foregoing, the Lender shall promptly refund the remainder thereof to the Borrower.

ARTICLE 3

GUARANTIES AND SECURITY

Section 3.1      Parent Guaranty. The Guaranteed Obligations shall be jointly and severally guaranteed by the Parent pursuant to a guaranty agreement in form and substance reasonably acceptable to the Lender (the “Guaranty Agreement”). The Guaranty Agreement, duly executed by the Parent, shall be deliverable to the Lender on the Closing Date in conjunction with the Closing.

Section 3.2      Security and Collateral.

(a)            Pledged Equity Collateral. The Obligations shall be secured by a first priority Lien on the Pledged Equity Collateral, which shall be granted to the Lender by the Borrower and the Maben Entities, as applicable, pursuant to a pledge and security agreement in form and substance reasonably acceptable to the Lender (the “Pledge and Security Agreement”). In the event that any Person that is not a Maben Entity as of the Closing becomes a Maben Entity after the Closing, the Borrower shall (a) promptly inform the Lender thereof, (b) cause such new Maben Entity to join the Pledge and Security Agreement, as an additional Grantor, pursuant to a joinder or supplement thereto in form and substance reasonably acceptable to the Lender, together with appropriate UCC financing statements, all in form and substance satisfactory to the Lender, (c) provide to the Lender appropriate certificates and powers or UCC financing statements, pledging all direct or beneficial ownership interest in any such new Maben Entity, in form and substance satisfactory of the Lender, and (d) take all such other actions as may be necessary to cause a valid, enforceable first priority Lien in favor of the Lender on all Pledged Equity Collateral relating to such new Maben Entity to be perfected in all applicable jurisdictions.

(b)            Leasehold Collateral. The Obligations shall be secured by Liens on the Leasehold Collateral, which shall be granted to the Lender by the Maben Entities, as applicable, pursuant to one or more leasehold deeds of trust, security agreements, assignments of rents and leases (or subleases), and fixture filings in form and substance acceptable to the Lender (collectively, the “Leasehold Deeds of Trust” and, each, a “Leasehold Deed of Trust”). In the event that any Maben Entity enters into a new Real Property Lease after the Closing, such Maben Entity shall (i) promptly at the time such Maben Entity enters into such Real Property Lease, inform the Lender thereof, and (ii) upon the request of the Lender, as soon as practicable thereafter, (x) grant the Lender a valid, enforceable first priority Lien on such Real Property Lease and all Leasehold Collateral relating thereto, subject (only in terms of priority) only to Permitted Third-Party Priority Liens, pursuant to a Leasehold Deed of Trust, as security for the Obligations, and (y) take all such actions as are necessary to cause such Lien to be perfected in all applicable jurisdictions.

(c)            Maben Plant Collateral. In the event that, after the Closing, any Borrower Entity owns or acquires any property or assets which constitute Maben Plant Assets but does not constitute party of the Leasehold Collateral subject to a valid, enforceable and perfected Lien granted to the Lender pursuant to a Leasehold Deed of Trust, the Borrower shall (i) promptly, at the time the applicable Borrower Entity acquires the same, inform the Lender thereof, and (ii) upon the request of the Lender, as soon as practicable thereafter, (x) grant the Lender a first priority Lien on such Maben Plant Assets and all Maben Plant Collateral relating thereto, subject (only in terms of priority) only to Permitted Third-Party Priority Liens, pursuant to a security agreement, fixture filing, deed of trust, leasehold deed of trust or other applicable instrument, in form and substance acceptable to the Lender, as security for the Obligations, and (y) take all such actions as are necessary to cause such Lien to be perfected in all applicable jurisdictions; provided, within a reasonable period of time following the request of the Borrower, the Lender will enter into an Intercreditor Agreement with any applicable third-party creditor providing credit to any Borrower Entity (other than a Maben Entity) that is secured by a Permitted Third-Party Priority Lien on all or part of the Maben Plant Collateral, to the extent required by such third-party creditor as a condition to providing such credit to such Borrower Entity.

(d)            Additional Collateral Generally. Without limiting any of the foregoing set forth in this Section 3.2, with respect to any property or assets acquired after the Closing Date by any Maben Entity that is intended hereunder to be subject to a Lender Lien, at the time of the acquisition thereof, the Borrower shall promptly inform the Lender of such acquisition. Thereafter, promptly upon the request of the Lender, the Borrower shall, or shall cause the applicable Maben Entities to, (i) execute and deliver all such Security Documents or amendments or supplements thereto, in each case in form and substance satisfactory to the Lender, as may be necessary to grant the Lender a valid, enforceable Lien on such property or assets, and (ii) take all actions expressly required under the Security Documents, requested by the Lender, or as may otherwise be necessary, to cause such Lien to be perfected in all applicable jurisdictions and to be a first priority Lien, subject (only in terms of priority) only to Permitted Third-Party Priority Liens.

(e)            Collateral Access Agreements. With respect to all Collateral located on premises owned by Persons other than the applicable Grantor that owns such Collateral, upon the request of the Lender, the Borrower shall, and shall cause each of the other Loan Parties to, promptly notify any owner of such premises of the Lender Liens on such Collateral and use commercially reasonable efforts to cause the owners of such premises to execute and deliver to the Lender a Collateral Access Agreement with respect to such Collateral. Without limiting the foregoing, in the event that any coal inventory constituting Collateral is in the possession of any bailee, warehouseman or similar Person, upon the request of the Lender, the Borrower shall, and shall cause each of the other Loan Parties to, promptly notify such Person of the Lender Liens on such Collateral and use commercially reasonable efforts to cause such Persons to execute and deliver to the Lender a Collateral Access Agreement with respect to such Collateral.

ARTICLE 4

CONDITIONS PRECEDENT; TERMINATION OF AGREEMENT

Section 4.1      General Conditions Precedent. The obligations of the Lender to execute and deliver the Loan Documents to which it is a party and to make the Loan hereunder are subject to the prior fulfillment of each of the following conditions on or prior to the Closing Date:

(a)            The Lender shall have received this Agreement, duly executed by the Borrower.

(b)            The Lender shall have received the Promissory Note, duly executed by the Borrower.

(c)            The Lender shall have received the Guaranty Agreement, duly executed by each Person that is a Guarantor as of the Closing Date.

(d)            The Lender shall have received the Pledge and Security Agreement, duly executed by each Person that is a Grantor as of the Closing Date.

(e)            The Lender shall have received any and all certificates evidencing the Pledged Equity Interests or any portion thereof.

(f)            The Lender shall have received UCC financing statements with respect to the Pledged Equity Collateral naming each Person that is a Grantor as of the Closing Date, as applicable, as a debtor and naming the Lender as secured party, in form for filing in all appropriate jurisdictions, in such form as shall be satisfactory to the Lender (with the filing thereof to occur on the Closing Date).

(g)            The Lender shall have received one or more Leasehold Deeds of Trust with respect to all of the Real Property Leases, duly executed by the Company (with the recording thereof to occur on the Closing Date).

(h)            The Lender shall have received consents from each of the lessors of the Company, in form and substance satisfactory to the Lender, with respect to the Leasehold Deeds of Trust covering each of the Real Property Leases and the ability of the Lender to exercise the Liens granted to the Lender under the Security Documents without resulting in a breach or event of default under any of the Real Property Leases.

(i)            The Lender shall have received true, complete and correct copies of resolutions of the board of directors of the Parent approving the entering into this Agreement and the other Loan Documents and the transactions contemplated herein and therein and authorizing one or more Authorized Agents of the Parent to execute and perform, in the name and on behalf of the Parent, the Loan Documents to which the Parent is a party.

(j)            The Lender shall have received true, complete and correct copies of resolutions of the member and managers (if applicable) of the Borrower approving and ratifying this Agreement and the other Loan Documents and the transactions contemplated herein and therein and authorizing one or more Authorized Agents of the Borrower to execute and perform, in the name and on behalf of the Borrower, this Agreement and the other Loan Documents to which the Borrower is a party.

(k)            The Lender shall have received true, complete and correct copies of resolutions of the member and managers (if applicable) of the Company approving and ratifying this Agreement and the other Loan Documents and the transactions contemplated herein and therein and authorizing one or more Authorized Agents of the Company to execute and perform, in the name and on behalf of the Company, the Loan Documents to which the Company is a party.

(l)            The Lender shall have received true, complete and correct copies of resolutions of the sole shareholder and board of directors (if applicable) of CRD approving and ratifying this Agreement and the other Loan Documents and the transactions contemplated herein and therein and authorizing one or more Authorized Agents of CRD to execute and perform, in the name and on behalf of CRD, the Loan Documents to which CRD is a party.

(m)            The Lender shall have received a solvency certificate with respect to the Parent and the Borrower, in form and substance acceptable to the Lender, duly executed by an Authorized Agent of the Parent and the Borrower, in the name and on behalf of the Parent and the Borrower, certifying that, as of the date of the Agreement, the Parent and the Borrower are solvent and that, as of the Closing Date, the Parent, the Borrower, the Company and CRD, collectively, are solvent.

(n)            The Lender shall have received a closing certificate, in form and substance acceptable to the Lender, duly executed by an Authorized Agent of the Borrower, certifying, among other things, as to the satisfaction of the closing conditions contained herein and that all applicable stamp taxes or other taxes related to the Loan Documents have been paid.

(o)            The Lender shall have received the Direction Letter, duly executed by the Borrower.

(p)            The Lender shall have received all other documents, statements, assurances, opinions (including legal opinions) and information as the Lender may require from the Parent, Borrower, the Company or CRD, in conjunction with the Closing, in connection with the Loan or the Loan Documents and, if so requested by the Lender, certified by an appropriate governmental official or an Authorized Agent of the Parent, the Borrower, the Company, or CRD, as applicable.

(q)            All applicable internal credit approvals of the Lender relating to the Borrower necessary in order for the Lender to make the Loan to the Borrower shall have been received by the Lender.

(r)            The Lender shall have obtained information about the Parent, the Borrower and their respective Affiliates sufficient to allow it to comply, to the Lender’s satisfaction, with all applicable bank regulatory, “know your customer,” and anti-money laundering (AML) matters.

(s)            The Lender shall have received the Intercreditor Agreement by and between Lender, Seller, and Borrower, and the Company duly executed by the parties thereto.

(t)            The Lender shall have received true, complete and correct copies of the certificates of formation and operating agreements of the Parent and the Borrower as the same are in effect as of the Closing Date.

(u)            The Lender shall be satisfied that all of the representations and warranties of the Parent, the Borrower and the Maben Entities under this Agreement and the other Loan Documents, shall be true and correct in all material respects both before and after giving effect to the application of the proceeds of the Loan, and the Lender shall have received certificate of the Parent and the Borrower so stating.

(v)            The Lender shall have received all other documents, reports, statements, assurances, opinions (including legal opinions) and information as the Lender may reasonably require from the Parent, the Borrower or their Affiliates in connection with the Loan or the Loan Documents and, if so requested by the Lender, certified by an appropriate governmental official or an Authorized Agent of the Parent or the Borrower, as applicable.

(w)            No Default or Event of Default or potential Default or Event of Default under this Agreement or any of the Loan Documents shall have occurred and be continuing.

Section 4.2      Purchase Agreement Conditions Precedent. In addition to the conditions precedent set forth in Section 4.1, the obligations of the Lender to execute and deliver the Loan Documents to which it is a party and to make the Loan hereunder are subject to the prior fulfillment of each of the following conditions on or before the Closing Date:

(a)            The Borrower and the Seller shall have entered into the Purchase Agreement.

(b)            The Borrower shall have paid the Seller Nine Million Dollars ($9,000,000.00) of the Purchase Price, after giving effect to the application of the Deposits (as defined in the Purchase Agreement).

(c)            Each of the Ancillary Agreements required to be executed, entered into or delivered to the Seller by the Borrower, the Company or CRD at the Closing shall have been so executed, entered into and delivered to the Seller by the Borrower, the Company or CRD, as applicable, at the Closing, in accordance with the Purchase Agreement.

Section 4.3      Termination of Agreement. The Lender may, at any time prior to the Closing, terminate this Agreement and all of the Lender’s obligations hereunder or otherwise in connection with the Loan (including, without limitation, under any of the other Loan Documents in effect at such time), by delivering a written notice of termination to the Borrower, upon the occurrence of any of the following events:

(a)            if the Closing should fail to occur on or before the Outside Date;

(b)            if the Purchase Agreement should be terminated by the Borrower, the Seller or mutually by the Borrower and the Seller, before the Closing occurs;

(c)            if any Event of Default occurs prior to the Closing;

(d)            if any Default occurs prior to the Closing and the Borrower fails to cure such Default within ten (10) business days of receiving written notice thereof from the Lender; or

(e)            if the Lender discovers that any material representation or warranty made by the Borrower in this Agreement is false or misleading.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

Section 5.1      Representations and Warranties. In order to induce the Lender to enter into this Agreement and to make the Loan, Borrower hereby represents and warrants to the Lender that as of the Closing Date (after giving effect to the Closing):

(a)            Authority. Each Loan Party has the full power, authority and legal right to enter into this Agreement and each of the Loan Documents to which it is a party, as applicable, and to perform all of its respective obligations hereunder and thereunder, as the case may be. This Agreement and the other Loan Documents to which each Loan Party is a party constitute the legal, valid and binding obligations of such Loan Party, enforceable against it in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Agreement and of the other Loan Documents by each Loan Party a party hereto or thereto has been approved by all necessary corporate or company action.

(b)            Formation and Qualification. Each Loan Party is duly incorporated or organized, as the case may be, and in good standing under the laws of the jurisdictions listed on Schedule 5.1(b) and is qualified to business and is in good standing in the jurisdictions listed on Schedule 5.1(b) (as such Schedule may be updated from time to time), which constitute all jurisdictions in which qualification and good standing are necessary for such Loan Party to conduct its business and own its property and where the failure to so qualify would reasonably be expected to have a Material Adverse Effect.

(c)            Officers and Directors. The names and titles of all executive officers, directors and managers of Borrower and Parent, as of the Closing Date, are set forth on Schedule 5.1(c).

(d)            Subsidiaries; Partnerships; Joint Ventures. All of the Subsidiaries of each of Borrower, Guarantor and the Maben Entities as of the Closing Date (after giving effect to the Closing) are listed on Schedule 5.1(d), together with a complete and accurate statement of (i) the percentage ownership of each such Subsidiary owned by the applicable Borrower Entity as of the Closing Date (after giving effect to the Closing), and (ii) the state or other jurisdiction or formation, as appropriate, of each such Subsidiary (after giving effect to the Closing). No Borrower Entity or any Subsidiary of any Borrower Entity is a partner or joint venture in any partnership or joint venture.

(e)            Principal Place of Business; Other Business Locations. Schedule 5.1(e) sets forth the physical addresses and mailing addresses of each Loan Party’s principal place of business and all other business addresses and offices owned, leased or utilized by any Loan Party, including, without limitation, the Borrower’s designated office in the State of West Virginia, if any.

(f)            Corporate Name. Except as set forth on Schedule 5.1(f), no Loan Party has been known by any other corporate name in the past five (5) years, nor has any Loan Party been the surviving entity of a merger or consolidation or acquired all or substantially of the Equity Interests or assets of any Person (other than another Loan Party) during the preceding five (5) years.

(g)            Compliance with Laws; No Conflicts; Necessary Authorizations. The execution, delivery, and performance of this Agreement and each of the other Loan Documents in accordance with their respective terms and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate any Applicable Law, (ii) conflict with, result in a breach of or constitute a default under the certificate of incorporation or formation, by-laws, partnership agreement, operating agreement or other governing documents of any Borrower Entity or Parent or under any indenture, agreement, or other instrument to which any Borrower Entity or Parent is a party or by which any Borrower Entity or Parent or any of its or their properties may be bound, or (iii) result in or require the creation or imposition of any Lien upon any asset of any Borrower Entity or Parent, except Permitted Liens. The Borrower Entities and Parent have obtained all material Necessary Authorizations, and all such Necessary Authorizations are in full force and effect. No such Necessary Authorization is the subject of any pending, or, to the best of the Borrower’s knowledge, threatened attack, amendment, termination, revocation or adverse judgment, decree or order issued by the grantor of such Necessary Authorization. Each Borrower Entity and Parent has duly and timely filed all material reports, certificates, notices, statements and filings, and paid all material required regulatory fees in accordance with Applicable Law, and are in all respects in material compliance therewith.

(h)            Pledged Equity Interests and Pledged Equity Collateral. The Borrower owns all of the Company Securities, and the Company Securities constitute one hundred percent (100%) of the issued and outstanding equity interests of the Company. The Company owns one hundred percent (100%) of the issued and outstanding equity interests of CRD. None of the Pledged Equity Collateral is subject to any Lien other than the Lender Liens and the Seller Liens. Neither pledging and granting of the Lender Liens on the Pledged Equity Collateral, nor the exercise or enforcement by the Lender of any of its rights or remedies with respect thereto under any of the Security Documents or the Guaranty Agreement, will violate any Applicable Law or any contract or agreement of any kind or nature to which any Borrower Entity or Parent is a party or pursuant to which it or any of its properties or assets are bound, including, without limitation, any of operating agreements or bylaws of any Borrower Entity, any of the Real Property Leases, any of the KeyBank Documents or any other loan agreements, credit agreements or leases to which any Borrower Entity is a party or pursuant to which it or any of its properties or assets are bound.

(i)            Tax Returns. Each of Borrower and Parent has filed all federal, state and local tax returns and other reports such entity is required by law to file and has paid all taxes, assessments, fees and other charges that are due and payable. The provision for taxes on the books of each of Borrower and Parent is adequate for all years not closed by applicable statutes, and for such Borrow and Parent’s current fiscal year, and neither Borrower nor Parent has any knowledge of any deficiency or additional assessment in connection therewith not provided for on its books. No tax Liens have been filed and no claims are being asserted with respect to any taxes assessed to or payable from any such Borrower, Parent or any of its Subsidiaries (other than the Maben Entities).

(j)            Mining Laws; Environmental Matters; Permit Eligibility. Each Borrower Entity (other than the Maben Entities) has duly complied in all material respects with, and (i) each such Borrower Entity’s facilities, business, assets, property and equipment, and (ii) to the Borrower’s knowledge, each such Borrower Entity’s leaseholds, are in compliance in all material respects with, all applicable Mining Laws and Environmental Laws; and, there have been no outstanding citations, notices or orders of non-compliance issued to any Borrower Entity (other than the Maben Entities) or relating to its business, assets, property, leaseholds or equipment under any such Mining Laws or Environmental Laws which could have a Material Adverse Effect. Each Borrower Entity (other than the Maben Entities) has been issued all required Mining Permits necessary for its operations as currently conducted. No Borrower Entity is Permit Blocked. To the knowledge of the Borrower, no Borrower Entity nor any Person that “owns and controls” such Borrower Entity or is “owned or controlled” by such Person, including, without limitation, any officers, directors, managers, parents, subsidiaries or individuals or entities owning ten percent (10%) or more of the Equity Interests of such Person, is under investigation to determine whether its eligibility to receive any mining permits, reclamation permits or other permits or licenses from any Governmental Authority under Environmental Laws or other Applicable Laws relating to the mining, processing, shipping or selling of coal or the reclamation of lands or waters disturbed thereby, should be revoked.

(k)            Solvency; Litigation; No Violation; ERISA.

(i)            After giving effect to the transactions contemplated by this Agreement, the Loan Parties will be solvent, able to pay their debts as they mature, have capital sufficient to carry on their business and all businesses in which they are about to engage, and as of the Closing Date (after giving effect to the Closing), the fair present saleable value of their assets, calculated on a going concern basis, is in excess of the amount of their liabilities.

(ii)            Except as disclosed on Schedule 5.1(k), none of Borrower Entities (other than the Maben Entities) or Parent has any pending or threatened litigation, arbitration, actions or proceedings which would reasonably be expected to have a Material Adverse Effect.

(iii)            No Borrower Entity (other than the Maben Entities) is in violation of any applicable statute, regulation or ordinance in any respect which would reasonably be expected to have a Material Adverse Effect, nor is any such Borrower Entity in violation of any order of any court, Governmental Authority or arbitration board or tribunal.

(iv)            No Borrower Entity or any member of its Controlled Group maintains or contributes to any Title IV Plan or Multiemployer Plan.

(l)            [INTENTIONALLY OMITTED].

(m)            Licenses and Permits. Each Borrower Entity (other than the Maben Entities) (i) is in compliance with and (ii) has procured and is now in possession of, all material licenses or permits required by any Applicable Law for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to comply with or procure such licenses or permits would reasonably be expected to have a Material Adverse Effect.

(n)            Default of Indebtedness; Guaranties. Neither Borrower Entity (other than the Maben Entities) nor Parent is in in default in the payment of the principal of or interest on any Indebtedness with a principal amount outstanding in excess of $250,000, or under any instrument or agreement under or subject to which any such Indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder. Except as set forth on Schedule 5.1(n), Borrower has not guaranteed, or entered into any Guaranty with respect to, any Indebtedness or other obligations of any Borrower Entity of an amount in excess of $5,000,000. No Maben Entity has guaranteed, or entered into any Guaranty with respect to, any Indebtedness or other obligations of any Borrower Entity (other than another Maben Entity) except pursuant to the Guaranty Agreement.

(o)            No Burdensome Restrictions; No Default.

(i)            Neither Parent nor Borrower is subject to any restriction or party to any contract or agreement, the compliance with or the performance of which would reasonably be expected to have a Material Adverse Effect. Neither Parent nor Borrower has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of the Collateral, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Lien. The Borrower has not caused any Maben Entity to agree or consent to cause or permit in the future (upon the happening of a contingency or otherwise) any of the Collateral, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Lien.

(ii)            No Borrower Entity (other than the Maben Entities) or Parent is in default in the payment or performance of any of its contractual obligations. The Borrower has not caused any Maben Entity to be in default in the payment or performance of any of its contractual obligations.

(p)            Labor and Employment Matters. No Borrower Entity (other than the Maben Entities) is involved in any labor dispute, and there are no strikes or walkouts or union organization of any employees of any Borrower Entity (other than the Maben Entities) in existence, or, to the knowledge of the Borrower, threatened. No Borrower Entity (other than the Maben Entities) is engaged in unfair labor practices. There is no unfair labor practice complaint pending against any Borrower Entity (other than the Maben Entities) before the national Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against any Borrower Entity (other than the Maben Entities). No Borrower Entity (other than the Maben Entities) is subject to any collective bargaining agreement or required by Applicable Law to bargain or negotiate with any labor or trade union. To the Borrower’s knowledge, no Maben Entity has any employees, is subject to any collective bargaining agreement or required by Applicable Law to bargain or negotiate with any labor or trade union.

(q)            Margin Regulations. No Borrower Entity (other than the Maben Entities) is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. After the Closing, no Maben Entity will engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of the Loan will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

(r)            Investment Company Act. Neither Parent nor Borrower is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

(s)            Disclosure. No representation or warranty made by Borrower or Parent in this Agreement, in the other Loan Documents or in any financial statement, report, certificate or any other document furnished in connection herewith contains any untrue statement of fact or omits to state any fact necessary to make the statements herein or therein not misleading. No fact is currently known to the Borrower which has, or could be expected to have, a Material Adverse Effect. With respect to any projections, estimates and forecasts given to the Lender, such projections, estimates and forecasts are based on the Borrower’s good faith assessment of the future of the business of the Borrower Entities at the time made, based upon their exercise of due diligence and review of all relevant information. The Borrower had a reasonable basis for any such assessment.

(t)            Hedging Contracts. No Borrower Entity is a party to, nor will it be a party to, any Hedging Contract, except to the extent that such Hedging Contract (i) is entered into in the ordinary course of business and not for speculative purposes by a Borrower Entity which is not a Maben Entity and (ii) provides that damages upon termination following an event of default thereunder are payable on a “two-way basis” without regard to fault on the part of either party.

(u)            Material Business Agreements. Neither Parent nor any Borrower Entity (other than the Maben Entities) is in default in the performance, observance or fulfillment of any obligations, covenants or conditions contained in any Material Business Agreement (including but not limited to the KeyBank Documents) to which it is a party. No Maben Entity is in default in the performance, observance or fulfillment of any obligations, covenants or conditions contained in the WPP Replacement Lease.

(v)            Anti-Terrorism; Foreign Corrupt Practices Act, Anti-Corruption, and Sanctions Laws. No Borrower Entity or Affiliate of any Borrower Entity or Parent is in violation of any Anti-Corruption Laws, Anti-Terrorism and Money Laundering Laws, Sanctions Laws or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Corruption Laws, Anti-Terrorism and Money Laundering Laws, or Sanctions Laws. No Borrower Entity or Affiliate of any Borrower Entity or Parent or their respective agents acting or benefiting in any capacity in connection with the Loan or the transactions hereunder is any of the following (each a “Blocked Person”): (i) Sanctions Target; (ii) a Person owned or controlled by, acting for or on behalf of, or otherwise associated with, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (iii) a Person whose property or interest in property is blocked or subject to blocking pursuant to Executive Order No. 13224; (iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; (v) a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or (vi) a Person that is affiliated or associated with a Person listed above. No Borrower Entity or Parent or any of its agents acting or benefiting in any capacity in connection with the Loan or the transactions hereunder (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (y) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked or subject to being blocked pursuant to Executive Order No. 13224.

Parent and Borrower Entities have implemented and maintain in effect policies and procedures designed to ensure compliance by the Borrower Entities and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Terrorism and Money Laundering Laws, and Sanctions Laws, to the extent applicable to the Parent and Borrower Entities. The Parent and Borrower Entities and their respective directors, officers and employees and, to the knowledge of the Borrower, agents, are and at all times have been in compliance with Anti-Corruption Laws, Anti-Terrorism and Money Laundering Laws, and applicable Sanctions Laws in all respects and are not knowingly engaged in any activity that would reasonably be expected to result in Parent or any Borrower Entity being designated as a Sanctioned Person. No Borrower Entity, Parent, or any of its directors, officers or employees or, to the knowledge of the Borrower, any agent of any Borrower Entity or Parent, that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. Neither the Loan, any use of the proceeds thereof nor any transaction contemplated by this Agreement will violate or result in a violation of any Anti-Corruption Laws, Anti-Terrorism and Money Laundering Law, or applicable Sanctions Laws.

(w)            Obligations Constitute Senior Secured Debt. Except with respect to Permitted Funded Debt subject to Permitted Third-Party Priority Liens, as of the Closing Date, after giving effect to the perfection of the Lender Liens on all Collateral existing as of the Closing Date, the Obligations will constitute first-priority senior secured indebtedness of the Borrower. For purposes of this Subsection, “Permitted Funded Debt” does not include Subsection (b) or (h) of that definition. There is no Funded Debt of any Maben Entity that ranks senior in right of payment to the Obligations.

(x)            Broker’s or Finder’s Commissions. No broker’s or finder’s fee or commission will be payable with respect to the execution and delivery of this Agreement and the other Loan Documents, and no other similar fees or commissions will be payable by the Borrower for any other services rendered to the Borrower ancillary to the credit transactions contemplated herein.

Section 5.2      Survival. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made, and shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) on the Closing Date (after giving effect to the Closing). All representations and warranties made under this Agreement and the other Loan Documents shall survive, and not be waived, by the execution hereof by the Lender, by any investigation or inquiry by the Lender or by the making of the Loan.

ARTICLE 6

GENERAL COVENANTS

Until the Obligations are repaid and performed in full and unless the Lender shall otherwise give its prior consent in writing in accordance herewith:

Section 6.1      Preservation of Existence and Similar Matters. The Borrower shall, and shall cause each of the Maben Entities to, (i) preserve and maintain its due organization, valid existence and good standing, in each case, in its jurisdiction of incorporation or organization, (ii) qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization, and (iii) maintain all Necessary Authorizations.

Section 6.2      Compliance with Applicable Laws and Mining Permits. The Borrower shall, and shall cause each of the Borrower Entities to, (i) comply with the material requirements of all Applicable Laws, including all relevant Governmental Permits, of any Governmental Authority, such compliance to include compliance with all Environmental Laws, ERISA, the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, Anti-Corruption Laws, Anti-Terrorism and Money Laundering Laws, and Sanctions Laws, and (ii) comply in all material respects with all Mining Permits applicable to any of the Maben Entities or any of their Property. None of Borrower or the Borrower Entities shall knowingly (i) violate (A) any applicable Anti- Terrorism and Money Laundering Laws, (B) any applicable Sanctions Laws, or (C) any applicable Anti-Corruption Laws; or (ii) engage in or conspire to engage in any dealings or transactions with, or for the benefit of, any Sanctions Target, or in any Sanctioned Country, or for the purpose of evading or avoiding (or attempting to evade or avoid) any applicable Anti-Terrorism and Money Laundering Laws. Promptly following a request by the Lender, the Borrower shall, and shall cause each of the Borrower Entities to, provide all documentation and other information that such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and Anti-Terrorism and Money Laundering Laws, including the Patriot Act.

Section 6.3      Maintenance of Leases, Mining Permits and Properties.

(a)            The Borrower shall cause the Company to keep each of the Real Property Leases in full force and effect. In the event that any default or event of default occurs under any of the Real Property Leases, the Lender shall have the right, but not the obligation, to pay such amounts to the lessors thereunder or take such other actions as may be reasonably necessary in order to cure any such default or event of default thereunder, and the Borrower shall immediately upon demand from the Lender pay and reimburse the Lender for all costs and expenses incurred by the Lender in connection therewith. All such reimbursement obligations of the Borrower shall constitute part of the Obligations.

(b)            The Borrower shall cause each of the Maben Entities to maintain all of its Mining Permits relating to the Maben Operations in full force and effect and in compliance in all material respects with all Applicable Laws, except, with respect to any such Mining Permit, to the extent that (i) there is no longer any mineable or merchantable coal that could be mined under such Mining Permit, (ii) all reclamation required to be completed with respect to such Mining Permit under Applicable Law has been completed and (iii) all applicable Governmental Authorities have fully released all bonds and other Mining Financial Assurances relating to such Mining Permit.

(c)            The Borrower shall cause each of the Maben Entities to maintain or cause to be maintained in the ordinary course of business in good repair, working order and condition, normal wear and tear, casualty and disposal of obsolete equipment excepted, all properties used or useful in its business (whether owned or held under lease), and from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements, additions, betterments, and improvements thereto.

Section 6.4      Accounting Methods and Financial Records. The Borrower shall, shall cause each of the other Borrower Entities to, maintain, on a consolidated basis, a system of accounting established and administered in accordance with the Applicable Accounting Standard and keep adequate records and books of account, with complete entries being made therein in all material respects in accordance with such accounting principles consistently applied and reflecting all transactions required to be reflected by such accounting principles.

Section 6.5      Insurance. The Borrower shall, and shall cause each other Borrower Entity which owns any part of the Collateral, to maintain insurance policies and coverages of no less than the policies and coverages set forth on Schedule 6.5 attached hereto and incorporated herein. The Borrower shall provide the Lender with certificates of insurance, in form and substance satisfactory to the Lender, that indicate that the Borrower Entities have obtained such required insurance.

Section 6.6      Payment of Taxes and Claims. The Borrower shall, and shall cause each other Borrower Entity to, pay and discharge all taxes, assessments, and governmental charges or levies imposed upon it or its income or profit or upon any properties belonging to it prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which have become due and payable and which by law have or may become a Lien upon any of its property; except that, no such tax, assessment, charge, levy, or claim need be paid which is being reasonably and diligently contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on the appropriate books, but only so long as such tax, assessment, charge, levy, or claim does not become a Lien or charge other than a Permitted Lien and no foreclosure, distraint, sale, or similar proceedings shall have been commenced and remain unstayed for a period thirty (30) days after such commencement. The Borrower shall, and shall cause each other Borrower Entity to, timely file all information returns required by federal, state, or local tax authorities.

Section 6.7      Visits and Inspections. The Borrower shall, and shall cause each other Borrower Entity (as applicable) to, permit the Lender and its representatives, to the extent it is within such Borrower entities’ control, to (a) visit and inspect the owned and leased properties of the Maben Entities (including, without limitation, the Leasehold Premises), and the owned and leased properties of other Borrower Entities to the extent necessary to confirm compliance with the representations and covenants made herein, and the offices of the Borrower Entities, in each case, during normal business hours and upon at least forty-eight (48) hours’ advance notice (via letter, facsimile, email, text message, telephone, voicemail or other reasonable means) to the Parent, the Borrower or any of its or their officers or management personnel for the purposes of reviewing documents related to the assets or the operations of the Maben Entities and other Borrower Entities to the extent necessary to confirm compliance with the representations and covenants made herein (b) inspect and make extracts from and copies of the books and records of the Borrower and the Borrower Entities to the extent they reasonably relate to the Maben Operations or is necessary to confirm compliance with the representations and covenants made herein, (c) conduct appraisals, field examinations and audits of coal inventory and other personal property of the Borrower Entities relating to the Maben Operations or, to the extent necessary to confirm compliance with the representations and covenants made herein, of the Guarantor, on, owned, and leased properties of the Borrower Entities, and (d) discuss the Borrower’s, Maben Entities’ and Guarantor’s businesses, assets, liabilities, financial positions, results of operations, and business prospects with the principal officers and senior management of the Borrower if necessary to confirm compliance with the representations and covenants made herein.

Section 6.8      Conduct of Business. The Borrower shall, and shall cause each of the Borrower Entities to, continue to engage in business of the industry and type as conducted by it as of the Closing Date, or other businesses reasonably related, ancillary or complementary thereto. The Borrower shall cause the Maben Entities to engage in the Maben Operations.

Section 6.9      ERISA. The Borrower shall, and shall cause each of the other Borrower Entities to, (i) make, or cause to be made, prompt payment of contributions required to meet the minimum funding standards set forth in ERISA with respect to each Borrower Entity’s and its ERISA Affiliates’ Plans that are subject to such funding requirements, (ii) furnish to the Lender promptly upon the Lender’s reasonable request therefor, copies of any annual report required to be filed pursuant to ERISA in connection with each ERISA Plan of each Borrower Entity and its ERISA Affiliates, (iii) notify the Lender in writing as soon as practicable of any ERISA Event regarding any ERISA Plan that could be expected to have a Material Adverse Effect or give rise to a pension Lien on any Borrower Entity on any of the assets thereof, and (iv) furnish to the Lender, promptly upon the Lender’s request therefor, such additional information concerning any ERISA Plan as may be reasonably requested by the Lender.

Section 6.10      Lien Perfection; Compliance with Security Documents.

(a)            The Borrower shall, and shall cause each of the other Grantors to, take such action as may be requested by the Lender to perfect or continue the perfection of the Lender’s security interest in the Collateral. As provided in the Security Documents, the Lender shall have the right to (i) file or transmit for filing, at any time, any financing statements and amendments in any jurisdiction and in any filing office (x) describing the Collateral or any part thereof in such scope and in such detail as determined by the Lender in its reasonable discretion or (y) that contains any information required by part of Article 9 of the UCC for the sufficiency or filing office acceptance or (ii) file or record in any jurisdiction and in any filing office any Leasehold Deeds of Trust, fixture filings, Mortgages or similar instruments and any amendments thereto (in such form and substance as the Lender, in its reasonable determines necessary or advisable) in order to perfect any Lender Liens in any of the Collateral.

(b)            The Borrower shall, and shall cause each of the other Grantors, to comply with each of the Security Documents to which it is a party.

Section 6.11      Location of Collateral. All tangible property (including, without limitation, Maben Plant Assets or Leasehold Fixtures) owned by any Borrower Entity constituting Collateral, other than coal inventory in transit and coal inventory sold in the ordinary course of business, shall at all times be kept at one or more of the business locations of set forth in Schedule 6.11.

Section 6.12      Protection of Collateral. As provided in the Security Documents, all insurance expenses and expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping the Collateral (including, without limitation, all rent payable by any Grantor to any landlord of any premises where any of the Collateral may be located), and any and all excise, property, sales, and use taxes imposed by any state, federal, or local authority on any of the Collateral or in respect of the sale thereof, shall be borne and paid by the Borrower and the other Grantors, as applicable. If the Borrower or other Grantors, as applicable, fail to promptly pay any portion thereof when due, after giving effect to any applicable grace periods, the Lender may, at its option during the existence of an Event of Default, but shall not be required to, pay the same directly to the appropriate Person. The Borrower shall reimburse the Lender promptly therefor with interest accruing thereon daily at the Default Rate provided in this Agreement. All sums so paid or incurred by the Lender for any of the foregoing and all costs and expenses (including attorneys’ fees, legal expenses, and court costs) which the Lender may incur in enforcing or protecting the Lien on or rights and interest in the Collateral or any of their rights or remedies under this or any other agreement between the parties hereto, including, without limitation, the Security Documents, or in respect of any of the transactions to be had hereunder or thereunder until paid by the Borrower to the Lenders with interest at the Default Rate, shall be considered Obligations owing by the Borrower to the and Lender hereunder. Such Obligations shall be secured by all Collateral and by any and all other collateral, security, assets, reserves, or funds of the Borrower Entities in or coming into the hands or inuring to the benefit of the Lender. The Lender shall not be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (and specifically disclaims any liability or responsibility with respect thereto) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other person whomsoever, but the same shall be at the applicable Grantors’ sole risk.

Section 6.13      Further Assurances. Upon the request of the Lender, the Borrower shall, and shall cause the other Loan Parties, as applicable, to, promptly cure, or cause to be cured, defects in the execution and delivery of the Loan Documents (including this Agreement), resulting from any act or failure to act by any Loan Party or any employee or officer thereof. The Borrower shall, at its expense, promptly execute and deliver to the Lender, or cause to be executed and delivered to the Lender, all such other and further documents, agreements, and instruments in compliance with or accomplishment of the covenants and agreements of the Loan Parties in the Loan Documents (including this Agreement) or to correct any omissions in the Loan Documents, or more fully to state the obligations set out herein or in any of the Loan Documents, or to obtain any consents, all as may be necessary or appropriate in connection therewith as may be requested by the Lender.

Section 6.14      Broker’s Claims. The Borrower hereby agrees to indemnify and hold harmless the Indemnified Persons from and against any and all losses, liabilities, damages, costs and expenses which may be suffered or incurred by any Indemnified Person in respect of any claim, suit, action or cause of action now or hereafter asserted by a broker or any Person acting in a similar capacity arising from or in connection with the execution and delivery of this Agreement or any other Loan Document or the consummation of the transactions contemplated herein or therein, except for any such claim, suit, action or cause of action now or hereafter asserted by Perella Weinberg Partners, in connection with the Purchase Agreement and the transactions contemplated thereby. This Section 6.14 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents and the termination of this Agreement.

Section 6.15      Indemnity.

(a)            The Borrower shall indemnify and hold harmless each Indemnified Person from and against any and all claims, liabilities, investigations, losses, damages, actions, demands, penalties, judgments, suits, investigations and costs, expenses (including fees and expenses of experts, agents, consultants and counsel) and disbursements, in each case, of any kind or nature (whether or not the Indemnified Person is a party to any such action, suit, investigation or proceeding) whatsoever which may be imposed on, incurred by, or asserted against an Indemnified Person resulting from (i) any breach or alleged breach by Borrower or any Maben Entity, Grantor or Guarantor of any representation or warranty made hereunder, under any of the Loan Documents or otherwise in any way relating to or arising out of the Loan, this Agreement, the other Loan Documents or any other document contemplated by this Agreement, the making, administration or enforcement of the Loan Documents and the Loan, any transaction contemplated hereby or any related matters or (ii) any actual or alleged presence or release of Hazardous Materials on any property currently or formerly owned, leased or operated by any Borrower Entity or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower Entity or its Subsidiaries, unless, with respect to any of the above, such claims, liabilities, investigations, losses, damages, actions, demands, penalties, judgments, suits, investigations and costs, expenses or disbursements are determined by a final non-appealable judgment of a court of competent jurisdiction to have resulted from gross negligence or willful misconduct of such Indemnified Person.

(b)            The Borrower shall indemnify and hold harmless each Indemnified Person from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, fees, expenses or disbursements of any kind or nature whatsoever, including, without limitation, attorneys’ fees and expenses, which may be imposed on, incurred by, or asserted against any Indemnified Person in any way relating to or arising out of (i) any Affiliate Agreement or any action or omission of any Borrower Entity or any of its Affiliates thereunder or in connection therewith or (ii) any Affiliate Transaction or any action or omission of any Borrower Entity or any of its Affiliates in connection therewith.

(c)            NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT.

(d)            Notwithstanding anything to the contrary set forth in this Agreement, this Section 6.15 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents and the termination of this Agreement.

Section 6.16      Environmental Matters. The Borrower shall, and shall cause each of the other Borrower Entities to, (a) conduct its operations and keep and maintain its and their Properties in compliance in all material respects with all Environmental Laws; (b) obtain and renew all environmental permits necessary for its or their operations and Properties; and (c) implement any and all investigation, remediation, removal, reclamation and response actions that are appropriate or necessary to comply in all material respects with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or release of any Hazardous Materials on, at, in, under, above, to, from or about any of its or their Properties, other Environmental Laws relating to the mining of coal and reclamation of lands disturbed thereby, and all Mining Permits applicable to any of the Loan Parties or any of its or their Property; provided, that no Borrower Entity shall be required to undertake any such investigation, remediation, removal or response action with respect to a Hazardous Material to the extent that its obligation to do so is being reasonably and diligently contested in good faith and by proper proceedings and adequate reserves have been set aside and are being maintained by the Borrower Entity] with respect to such circumstances in accordance with the Applicable Accounting Standard.

Section 6.17      Minimum Liquidity. The Borrower shall cause the Borrower Entities, on a consolidated basis, to at all times maintain on hand cash and Cash Equivalents of at least Ten Million Dollars ($10,000,000).

Section 6.18      Acknowledgment and Consent to Bail-in of Affected Financial Institutions. Notwithstanding any other term of this Agreement, any other Loan Document or any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any Affected Financial Institution arising under this Agreement or any other Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-in Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other agreement; or

(iii)            the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion powers of any applicable Resolution Authority.

ARTICLE 7

INFORMATION COVENANTS

Section 7.1      Development and Operating Plans; Maben Operations Data.

(a)            As soon as practicable after they are compiled, the Borrower shall deliver to the Lender the Borrower’s Development and Operating Plans for the Maben Operations, including, in reasonable detail, to the extent available, preliminary mine plans, preliminary development plans for a preparation plant and loadout facility, estimated project expenditures and cash flow forecasts and a probable timeline for initial coal production.

(b)            The Borrower shall, within a reasonable period of time (in any event not to exceed ten (10) Business Days) upon the request of the Lender or its representatives, provide the Lender or its representatives with copies of any inspection reports of Governmental Authorities in the possession of any Borrower Entity and any notice or other communications sent to or received from any Governmental Authority by any Borrower Entity. The Borrower shall provide the Lender advance written notice prior to (i) any Maben Entity applying for a new Mining Permit or (ii) any Maben Entity applying to amend or modify any of its Mining Permits in any material respect.

Section 7.2      Financial Statements and Reports.

(a)            So long as any Obligations are outstanding, the Borrower shall furnish to the Lender (or give notice of availability thereof on the SEC Edgar Website), as soon as available, (i) copies of Form 10-Q quarterly reports of the Parent, Form 10-K annual reports of the Parent and Form 8-K current reports of the Parent, (ii) upon request of the Lender, copies of any other filings made by the Parent with the SEC, and (iii) notice of (and, upon the request of the Lender, copies of) any other information that is provided by the Parent to its shareholders generally.

(b)            So long as any Obligations are outstanding, the Borrower shall furnish to the Lender a notice of (i) any change or event which has had or could be expected to have a Material Adverse Effect, within two (2) Business Days after the occurrence of such change or event and (ii) any Default, immediately upon the occurrence thereof.

(c)            So long as any Obligations are outstanding, the Lender may, with ten (10) Business Days’ advance written notice to the Borrower, with specific reference to this Section 7.2(c), require that the Borrower provide to the Lender, either on a one-time or regular ongoing basis, such additional financial and other information about the Collateral and about the business, operations, prospects, properties, condition (financial or otherwise), assets or income of the Maben Entities, of the Loan Parties or of the Parent and Borrower Entities collectively, as may be required or desirable in the commercially reasonable judgment of the Lender, exercised in good faith in accordance with customary business practices for comparable term lending transactions, to allow the Lender to administer, monitor and assess compliance with this Agreement or the security of the Collateral.

Section 7.3      Compliance Certificates. At any time financial statements are furnished pursuant to Section 7.2(a), the Borrower shall cause to be delivered to the Lender a Compliance Certificate, duly executed by an Authorized Agent of the Borrower:

(a)            Stating whether any material change in the Applicable Accounting Standard or the application thereof has occurred since the Closing Date, and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(b)            Stating that, to the best of the applicable Authorized Agent of the Borrower’s knowledge, no Default or Event of Default has occurred as at the end of such period, or, if a Default or Event of Default has occurred, disclosing each such Default and Event of Default, as applicable, its nature, when it occurred, whether it is continuing and what actions the Borrower Entities have taken or propose to take with respect thereto.

(c)            Stating that all Liens and security interests created and granted to the Lender in connection herewith and the transactions contemplated hereunder remain in full force and effect and continue to be perfected; and

(d)            stating that financial covenants have been complied with.

Section 7.4      Access to Accountants. The Borrower, on behalf of itself and the other Borrower Entities, hereby authorizes the Lender and its representatives, specifically with reference and subject to Section 7.2(c), to communicate directly with the Borrower Entities’ independent public accountants and authorizes these accountants to disclose to the Lender and its representatives relevant financial statements and other supporting financial data, including, without limitation, matters relating to the annual audit and copies of any management letter with respect to its business, financial condition and other affairs as necessary for the Lender to administer, monitor and assess compliance with this Agreement or the security of the Collateral.

Section 7.5      Notice of Litigation and Other Matters.

(a)            Promptly upon (and in any event within five (5) Business Days of any Borrower Entity obtaining knowledge of the institution of, or a written threat of, any action, suit, governmental investigation or arbitration proceeding against any Borrower Entity or any Property, which action, suit, governmental investigation or arbitration proceeding, if adversely determined, is reasonably likely to, in the Borrower’s reasonable judgment, result in a Default or a Material Adverse Effect, the Borrower shall notify the Lender of the occurrence thereof in writing, and the Borrower shall provide such additional information with respect to such matters as the Lender may request.

(b)            Promptly upon (and in any event within five (5) Business Days of) any Borrower Entity obtaining knowledge of the occurrence of any default (whether or not any Borrower Entity has received notice thereof from any other Person) on Funded Debt of any Borrower Entity which singly, or in the aggregate, is reasonably likely to, in the Borrower’s reasonable judgment, result in a Default or a Material Adverse Effect, the Borrower shall notify the Lender in writing of the occurrence thereof.

(c)            Promptly upon (and in any event within five (5) Business Days of) any Borrower Entity’s receipt of notice of the pendency of any proceeding for the condemnation or other taking of any Property of any Borrower Entity, that is reasonably likely to, in the Borrower’s reasonable judgment, result in a Default or a Material Adverse Effect, the Borrower shall notify the Lender in writing of the occurrence thereof.

(d)            Promptly upon (and in any event within five (5) Business Days of) any Borrower Entity’s receipt of notice of any other event that is reasonably likely to result in a Default or Material Adverse Effect, the Borrower shall notify the Lender in writing of the occurrence thereof.

(e)            Promptly (but in any event within five (5) Business Days) following the occurrence of (i) any ERISA Event, (ii) a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any ERISA Plan of any Borrower Entity or any of its ERISA Affiliates which is reasonably likely to subject any Borrower Entity to any penalty or tax on “prohibited transactions” imposed by Section 502 of ERISA or Section 4975 of the Code that would result in a Material Adverse Effect, or (iii) the commencement or threatened commencement of any litigation regarding any ERISA Plan or naming it or the trustee of any such ERISA Plan with respect to such Plan (other than claims for benefits in the ordinary course of business), the Borrower shall notify the Lender in writing of the occurrence thereof.

(f)            Promptly after (and in any event within five (5) Business Days of) the occurrence of any Governmental Authority having regulatory authority over any Loan Party imposing upon any Loan Party (i) any restriction on the payment of dividends or other payments by a Borrower Entity to a Loan Party or (ii) any required capital or equity contribution to Loan Party by a Borrower Entity, that is reasonably likely to, in the Borrower’s reasonable judgment, result in a Default or a Material Adverse Effect, the Borrower deliver to the Lender copies of all such notices, reports and other information received or submitted with respect to such action.

(g)            Promptly after (and in any event with five (5) Business Days of) receipt of notice by any Borrower Entity that any warehouseman, bailee, landlord or similar Person which has executed a Collateral Access Agreement in favor of the Lender will move or has moved inventory of the Borrower Entities to a location no longer subject to a Collateral Access Agreement in favor of the Lender, the Borrower will provide a copy of such notice to the Lender.

(h)            Promptly upon (and in any event within five (5) Business Days of) any Borrower Entity obtaining knowledge of (i) any lapse or other termination of any Mining Permit relating to the Maben Operations, (ii) any refusal by any Governmental Authority to renew or extend such Mining Permit, (iii) any material violation or notice of violation issued or threatened to be issued by any Governmental Authority with respect to any such Mining Permit, or (iv) any show cause order, cessation order or similar order issued or threatened to be issued by any Governmental Authority with respect to any such mining Permit, in each case, whether or not any Borrower Entity has received notice thereof from any other Person, the Borrower shall notify the Lender thereof in writing and deliver to the Lender copies of all notices, reports, communications and other information received, submitted or obtained by any Borrower Entity with respect thereto.

ARTICLE 8

NEGATIVE COVENANTS

Until the Obligations are repaid and performed in full and unless the Lender shall otherwise give its prior consent in writing in accordance herewith:

Section 8.1      Maben Entity Debt.

(a)            The Borrower shall not cause or allow any Maben Entity to create, assume, incur or otherwise become or remain obligated in respect of, or permit to be outstanding, at any time, any Funded Debt, Indebtedness or other obligations whatsoever (including, without limitation, trade payables, real or personal property taxes, minimum rentals, royalties or wheelage fees) other than in connection with the Maben Operations.

(b)            The Borrower shall not cause or allow any Maben Entity to create, assume, incur or otherwise become or remain obligated in respect of, or permit to be outstanding, any Funded Debt, except for Permitted Funded Debt.

(c)            Other than Permitted Funded Debt, the Borrower shall not cause or allow the Maben Entities, on a consolidated basis, to create, assume, incur or otherwise become or remain obligated in respect of, or permit to be outstanding, Indebtedness in an aggregate amount in excess of $5,000,000 at any time outstanding as of the last day of any calendar month.

Section 8.2      Guaranties.

(a)            Other than Guaranties of the Obligations or obligations of Borrower to the Seller, the Lender or other Indemnified Persons under the Purchase Agreement or any Ancillary Agreements, the Borrower shall not, and shall not cause or allow any Borrower or Maben Entity to, at any time Guarantee or enter into or assume any Guaranty, or be obligated with respect to, or permit to be outstanding, any Guaranty, other than:

(b)            Guaranties of Funded Debt, Indebtedness or other obligations of any Borrower Entity to the extent that such Guaranties exist as of the Closing; and

(c)            Guaranties of any Funded Debt, Indebtedness or other obligations of any Borrower Entity incurred in the ordinary course of business, to the extent that such Guaranties would not be reasonably expected to cause or result in a Default or a Material Adverse Effect.

(d)            Other than Guaranties of the Obligations or obligations of a Borrower Entity to the Seller, the Lender or other Indemnified Persons under the Purchase Agreement or any Ancillary Agreements, the Borrower shall not cause or allow any Maben Entity to at any time Guarantee or enter into or assume any Guaranty, or be obligated with respect to, or permit to be outstanding, any Guaranty, other than, so long as done in the ordinary course of business:

(e)            Guaranties by any Maben Entity of obligations under agreements of any other Maben Entity, with Persons other Borrower Entities or Affiliates, entered into in connection with the acquisition of services, supplies and equipment used by the Maben Entities solely in connection with the Maben Operations, so long as such obligations are permitted by this Agreement;

(f)            endorsements of instruments; and

(g)            Guaranties of Permitted Funded Debt of another Maben Entity.

Section 8.3      Liens. The Borrower shall not, and shall not cause or allow any other Borrower Entity to, create, assume, incur or permit or suffer to exist or to be created, assumed or permitted or suffered to exist, directly or indirectly, on any of the Collateral (i) any Liens except for Permitted Liens or (ii) any Liens (including Permitted Liens) that are senior or pari passu to any Lender Lien on such Collateral, except for Permitted Third-Party Collateral Liens.

Section 8.4      Restricted Payments. The Borrower shall not cause or allow Borrower or any of the Maben Entities to, directly or indirectly, declare or make any Restricted Payment, or set aside any funds for any such purpose, during the continuance of any Default.

Section 8.5      Investments. The Borrower shall not cause or allow any Maben Entity to make Investments, except that:

(a)            the Maben Entities may purchase or otherwise acquire and own Cash Equivalents;

(b)            subject to the terms and conditions of this Agreement, the Maben Entities may hold the Equity Interests of other Maben Entities, subject to the terms and conditions of this Agreement;

(c)            the Maben Entities may hold Investments resulting from the receipt of non-cash consideration from a Disposition that was made pursuant to and in compliance with Section 8.7;

(d)            the Maben Entities may hold Investments arising out of Hedging Contracts not entered into for speculative purposes;

(e)            the Maben Entities may make Investments consisting of certificates of deposit and similar instruments with any commercial bank formed under the laws of the United States or any state of the United States or the District of Columbia having capital and surplus in excess of $500,000,000 and a rating at the time of acquisition thereof of “P-1” or better from Moody’s or “A-1” or better from S&P which are used, in each case, by the Maben Entities for Mining Financial Assurances relating solely to coal mining and coal mining-related activities on or within the Leasehold Premises; and

(f)            the Maben Entities may incur any Guaranty permitted by Section 8.2(b).

Section 8.6      Affiliate Transactions.

(a)            The Borrower shall not cause or allow any Maben Entity to transfer any of its right, title or interest in and to any assets it owns as of the Closing Date (including, without limitation, any Real Property Leases or Mining Permits) to any other Borrower Entity or any of its or their Affiliates other than in its normal course of business, provided documentation necessary to maintain the perfection of and Lender’s priority in any of the assets that constitute Collateral are entered into and recorded as applicable.

(b)            The Borrower shall not cause or allow any Maben Entity to enter into any Affiliate Agreement, except to the extent that (i) such Affiliate Agreement could not reasonably be expected to decrease the value of any Collateral in any material respect or result in any Default or Material Adverse Effect, (ii) such Affiliate Agreement expressly provides that it is able to be terminated (without liability to any Maben Entity or Indemnified Person) immediately upon written notice to the Borrower or the Parent by such Maben Entity (or the Lender after exercising any Lender Lien on the Pledge Equity Collateral or Leasehold Collateral), and (iii) such Affiliate Agreement expressly provides that no Maben Entity or Indemnified Person will owe any liability or obligation to any Borrower Entity or any of its Affiliates in the event that the Lender exercises any Lender Lien on any Pledged Equity Collateral or Leasehold Collateral.

(c)            The Borrower shall not cause or allow any Maben Entity to consummate any Affiliate Transaction, except to the extent that (i) such Affiliate Transaction does not decrease the value of any Collateral in any material respect or result in any Default or Material Adverse Effect, (ii) does not result in any Maben Entity to any ongoing liability or obligations, and (iii) does not subject any Indemnified Person to any liability or potential liability.

Section 8.7      Liquidation; Merger or Consolidation; Dispositions; Acquisitions; Etc.

(a)            The Borrower shall not, and shall not cause or allow any Maben Entity or Borrower Entity holding any of the Collateral to, liquidate or dissolve itself (or suffer any liquidation or dissolution) or otherwise wind up its business, to the extent that the same could reasonably be expected to result in a Default (including, without limitation, a Change of Control) or a Material Adverse Effect.

(b)            The Borrower shall not, and shall not cause or allow any Maben Entity to, merge or consolidate with or into any other Person, to the extent that such merger or consolidation would reasonably be expected to result in a Default (including, without limitation, a Change of Control) or a Material Adverse Effect.

(c)            The Borrower shall not, and shall not cause or allow any Borrower Entity to, change its legal name, state of incorporation or formation or structure without giving the Lender at least sixty (60) days’ prior written notice of its intention to do so and complying with all requirements of the Lender in regard thereto. Without limiting the foregoing, the Borrower shall not cause or allow any Maben Entity to change its legal name, state of incorporation or formation or structure.

(d)            The Borrower shall not cause or allow any Borrower Entity to change its year-end for accounting purposes from the fiscal year ending December 31.

(e)            The Borrower shall not cause or allow any Maben Entity to create or acquire any Subsidiary unless all applicable requirements set forth in Sections3.1 and 3.2 with respect thereto have been satisfied.

(f)            Other than transactions set forth on Schedule 8.7(f), the Borrower shall not, and shall not cause or allow any Maben Entity to, complete the acquisition by any Maben Entity of another Person or of all or substantially of the assets of another Person, to the extent that such transaction would reasonably be expected to result in a Default (including, without limitation, a Change of Control) or a Material Adverse Effect. Without limiting the foregoing, the Borrower shall not cause or allow any Maben Entity to complete the acquisition by any Maben Entity or Maben Entities of another Person or of all or substantially of the assets of another Person.

(g)            The Borrower shall not, and shall not cause or allow any other Borrower Entity to, consummate any Disposition which would reasonably be expected to result in a Default (including, without limitation, a Change of Control of a Maben Entity) or a Material Adverse Effect. Without limiting the foregoing, the Borrower shall not cause or allow any Maben Entity to, consummate any Disposition, except for a Disposition that complies with Section 2.4(b) hereof and with each of the following: (i) immediately prior to and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing and (ii) if any such Disposition has a Fair Market Value in excess of $2,000,000 (or in excess of $4,000,000 for all such Dispositions occurring during any twelve-month period), the Lender shall have approved such Disposition.

Section 8.8      Conduct of Business. The Borrower shall not cause or allow any of the Maben Entities to engage substantially in any line of business substantially different from or unrelated to the Maben Operations.

Section 8.9      Amendment and Waiver. Except as permitted hereunder, the Borrower shall not, and shall not cause or allow any Maben Entity to, enter into any amendment of, or agree to or accept any waiver, which could adversely affect the rights of such Borrower or Maben Entity or the Lender, of its articles or certificate of incorporation or formation and by-laws, partnership agreement or other governing documents.

Section 8.10      ERISA Liability. The Borrower shall not, and shall not cause or allow any other Borrower Entity to, fail to meet all of the applicable minimum funding requirements of ERISA and the Code, without regard to any waivers thereof, to the extent that the assets of any of their ERISA Plans would be less (by $500,000 or more) than an amount sufficient to provide all accrued benefits payable under such Plans, the Borrower Entities shall make the maximum deductible contributions allowable under the Code (based on the Borrower’s or the Parent’s current actuarial assumptions). The Borrower shall not, and shall not cause or allow any Borrower Entity to, cause or permit itself or any of its ERISA Affiliates to, (a) cause or permit to occur any event that could result in the imposition of a Lien under Section 430 of the Code or Section 302 or 4068 of ERISA, or (b) cause or permit to occur an ERISA Event.

Section 8.11      Negative Pledge. The Borrower shall not, and shall not cause or allow any other Borrower Entity to, directly or indirectly, enter into any agreements (other than the Purchase Agreement and the Ancillary Agreements) with any Person that prohibits or restricts or limits the ability of any Grantor to create, incur, pledge, or suffer to exist any Lender Lien upon any of the Collateral (including, without limitation, the Pledged Equity Collateral) or restricts (i) the ability of any Borrower Entity to pay Dividends to the Borrower or (ii) the ability of any Maben Entity to pay Dividends to the owners or holders of its Equity Interests.

Section 8.12      Permit Eligibility. The Borrower shall not, and shall not cause or allow any of the Maben Entities to, become Permit Blocked without using its best efforts to correct, remedy or abate all issues or circumstances causing any such Maben Entity to be Permit Blocked.

Section 8.13      Inconsistent Agreements. The Borrower shall not, and shall not cause or allow any other Borrower Entity to, enter into any contract or agreement which would violate the terms of this Agreement or any of the other Loan Documents or cause any Borrower Entity to be in breach of such contract or agreement as a result of any Borrower Entity being a party to this Agreement or any of the other Loan Documents.

Section 8.14      Real Property Leases.

(a)            The Borrower shall not, and shall not cause or allow the Company to, (i) sell, assign, sublease, or otherwise transfer to any Person (including, without limitation, another Borrower Entity), in whole or in part, or impose any overriding royalty (other than overriding royalties existing as of the Closing) or other burden on, any Real Property Lease, any leasehold estate created thereunder, any of the Leased Premises subject thereto or any right or interest therein, thereon or thereunder.

(b)            The Borrower shall not, and shall not cause or allow any other Borrower Entity to, amend, restate, amend and restate, supplement, surrender, release, partially surrender, partially release or otherwise modify any Real Property Lease in any material respect, except solely to extend the lease term thereunder; provided, the Lender shall not unreasonably withhold, condition or delay its consent to any amendment or modification of any Real Property Lease so long as such amendment or modification could not reasonably be expected to decrease the value of any Collateral in any material respect or result in any Default or Material Adverse Effect.

(c)            Notwithstanding anything to the contrary set forth in this Agreement, the Borrower shall not, and shall not cause or allow any other Borrower Entity (other than the Company) to, (i) enter into any lease with respect to any coal reserves or lands that constitute any part of the Leasehold Premises under or in respect of any Real Property Lease as of the Closing Date or (ii) own, purchase or acquire any interest in (x) any coal reserves or lands that constitute part of the Leasehold Premises under or in respect of any Real Property Leases as of the Closing Date or (y) any Leasehold Fixtures (other than Maben Plant Assets that are subject to a Lender Lien that is a valid, enforceable and perfected first priority Lien, subject (only in terms of priority) only to Permitted Third-Party Permitted Liens).

Section 8.15      Mining Permits.

(a)            The Borrower shall not cause or allow any Maben Entity to hold any Mining Permit that covers or pertains, in whole or in part, to any coal reserves or lands that do not constitute part of the Leasehold Premises or the discharge of water, pollutants or material therefrom.

(b)            The Borrower shall not cause or allow any Borrower Entity (other than a Maben Entity) to hold any Environmental Permit that covers or pertain, in whole or in part, to any Leasehold Premises or the discharge of water, pollutants or material therefrom, including, without limitation, any such Mining Permit held by any Maben Entity as of the Closing; provided, that, subject to the terms and conditions of this Agreement, any such Borrower Entity may be designated as an operator on any such Environmental Permit and may hold Mining Permits (other than Environmental Permits) in connection with; provided, further, that any instance where a Borrower Entity (other than a Maben Entity) (i) is designated as an operator on any Environmental Permit held by a Maben Entity, (ii) holds any such Mining Permit (other than an Environmental Permit) in connection therewith or (iii) otherwise conducts mining or other operations on any Leased Premises or portion thereof, or in other coal reserves or on lands that are subject to any Environmental Permit or other Mining Permit held by any Maben Entity, shall be considered an Affiliate Transaction.

(c)            The Borrower shall not, and shall not cause or allow any other Borrower Entity, to amend or modify any Mining Permit held by any Maben Entity in any way that would reasonably be expected to result in a Default or a Material Adverse Effect.

Section 8.16      Contract Miners and Designated Operators. The Borrower shall not, and shall not cause or allow any other Borrower Entity, to enter into any contract mining agreement, permit operating agreement or similar contract, agreement or arrangement, whether written, oral or implied, which gives any Person (other than an Affiliate of Borrower) the right to mine coal from any Leasehold Premises or any portion thereof or be designated as an operator on any Mining Permits of any Maben Entity, except that the Company may enter into a contract mining agreement or permit operating agreement which gives a Person (other than an Affiliate of Borrower) the right to mine coal from any such Leasehold Premises or portion thereof or to be designated as an operator on any such Mining Permit of a Maben Entity to the extent that (a) such agreement and the transactions thereunder would not reasonably be expected to decrease the value of any Collateral in any material respect or result in any Default or Material Adverse Effect, (b) the terms of such agreement contains fair and reasonable terms and conditions that are at least as favorable to the Company as could reasonably be obtained from another independent third party in an arm’s length transaction, (c) contains commercially reasonably indemnification provisions in favor of the Company and its Affiliates, and (d) is able to be terminated upon no more than [180] days’ notice by a (i) Maben Entity or its successors or assigns or (ii) the Lender after exercising any Lender Lien on the Pledged Equity Collateral or the Leasehold Collateral).

Section 8.17      Leverage Ratio. Commencing with the fiscal quarter ending September 30, 2022, the Borrower shall not, and shall not cause or allow any other Borrower Entity to, cause or allow the Leverage Ratio as of the last day of any fiscal quarter to exceed 3.50 to 1.00.

Section 8.18      Interest Coverage Ratio. Commencing with the fiscal quarter ending September 30, 2022, the Borrower shall not, and shall not cause or allow any other Borrower Entity to, cause or allow the Interest Coverage Ratio as of the last day of any fiscal quarter to be less than 3.00 to 1.00.

Section 8.19      Key Bank Replacement Facility. Borrower’s or Parent’s performance of any of the commercial or legal requirements of the KeyBank Replacement Facility shall not, in Lender’s Judgment, cause a Material Adverse Effect.

ARTICLE 9

DEFAULT AND REMEDIES

Section 9.1      Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any governmental or non-governmental body:

(a)            Any representation, warranty or certification made under this Agreement or any other Loan Document by any Loan Party shall be incorrect or misleading (including, without limitation, by omission) in any material respect when made or deemed to have been made pursuant to Article 5 of this Agreement or the provisions of any such other Loan Document;

(b)            Any payment of any principal or interest payable under this Agreement or any other Loan Document by any Loan Party shall not be received by the Lender within two (2) Business Days after the date such payment is due (including, without limitation, any prepayments required pursuant to or as set forth in any of the Loan Documents);

(c)            Any payment of any other fees or other amounts payable to the Lender pursuant to this Agreement or any other Loan Document is not paid when due and such failure to pay shall continue for five (5) Business Days after written notice thereof to the Borrower from the Lender;

(d)            The Borrower shall default, or cause or allow Parent or Maben Entity, as applicable, to default, in the performance or observance of any agreement or covenant contained in Section 2.4, Article 7 or Article 8;

(e)            Any Loan Party shall default for ten (10) Business Days after notice by the Lender in the performance or observance of any of the other agreements or covenants contained in this Agreement or in the other Loan Documents;

(f)            If Seller has provided written notice of the occurrence of a Purchaser Default (as defined in the Purchase Agreement) or an Event of Default (as defined in the Seller Lien Pledge Agreement) to Purchaser that has not been cured within the applicable cure period, if any, as provided in such Purchase Agreement or the Seller Lien Pledge Agreement, as applicable.

(g)            Without prejudice to the Borrower’s obligations under Section 2.4(b)(iii), there shall occur any Change of Control without the prior written consent of the Lender;

(h)            There shall be entered a decree or order for relief in respect of any Loan Party under the Bankruptcy Code, or any other applicable federal or state bankruptcy law or other similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official of such party or of any substantial part of its properties, or ordering the winding up or liquidation of the affairs of such party;

(i)            An involuntary petition shall be filed against any Loan Party and a temporary stay entered and (i) such petition and stay shall not be diligently contested or (ii) any such petition and stay shall continue undismissed for a period of sixty (60) consecutive days;

(j)            Any Loan Party shall commence an Insolvency Proceeding or shall consent to the institution of an Insolvency Proceeding or to the appointment or taking of possession of a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of such Person or of any substantial part of its properties, or any Loan Party shall fail generally to pay its debts as they become due or shall take any action in furtherance of any such action;

(k)            Any one or more final judgments or orders (other than a money judgment or judgments fully covered (except for customary deductibles or copayments in an amount not to exceed $500,000 in the aggregate) by insurance as to which the insurance company has acknowledged coverage) shall be entered by any court against any Borrower Entity for the payment of money which exceeds $500,000 in the aggregate, or (ii) a warrant of attachment or execution or similar process shall be issued or levied against property of any Borrower Entity pursuant to any one or more final judgments or orders which exceed in value $500,000 in the aggregate, and, in the case of each of clauses (i) and (ii), if, within thirty (30) days after the entry, issue or levy thereof, such judgment, order, warrant or process shall not have been paid or discharged or stayed pending appeal or, if after the expiration of any such stay, such judgment, order, warrant or process shall not have been paid or discharged, or (iii) a final judgment or order (other than a money judgment or judgments fully covered (except for customary deductibles or copayments in an amount not to exceed $500,000 in the aggregate) by insurance as to which the insurance company has acknowledged coverage) shall be entered by any court against any Borrower Entity for the payment of money which exceeds, together with all such other judgments of the Borrower Entity, $1,000,000 in the aggregate; provided, that, for purposes of calculating any aggregate threshold in this Section 9.1(j), customary deductibles or copayments shall be included only with reference to the amount of such customary deductibles or copayments that is in excess of $500,000;

(l)             There shall be at any time (i) any “accumulated funding deficiency,” as defined in ERISA or in Section 412 of the Code, with respect to any ERISA Plan maintained by any Borrower Entity or any ERISA Affiliate of a Borrower Entity, or to which any Borrower Entity or any of its ERISA Affiliates has any liabilities; (ii) a trustee shall be appointed by a United States District Court to administer any ERISA Plan maintained by any Borrower Entity or any ERISA Affiliate of a Borrower Entity, or to which any Borrower Entity or any of its ERISA Affiliates has any liabilities; (iii) the PBGC shall institute proceedings to terminate any ERISA Plan; (iv) any Borrower Entity or any ERISA Affiliate of any Borrower Entity shall incur any liability to the PBGC in connection with the termination of any such ERISA Plan; (v) any ERISA Plan or trust created under any ERISA Plan of any Borrower Entity or any ERISA Affiliate of any Borrower Entity shall engage in a non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which could subject any ERISA Plan, any trust created thereunder, any trustee or administrator thereof, or any party dealing with any such ERISA Plan or trust to any tax or penalty on “prohibited transactions” imposed by Section 502 of ERISA or Section 4975 of the Code; (vi) any Borrower Entity or any ERISA Affiliate of any Borrower Entity shall enter into or become obligated to contribute to a Multiemployer ERISA Plan; (vii) there shall be at any time a Lien imposed against the assets of a Borrower Entity or ERISA Affiliate under Code Section 430, or ERISA Sections 302 or 4068; or (viii) there shall occur at any time an ERISA Event; provided, however that no Event of Default shall occur as a result of an event described in clauses (i), (ii), (iii), (iv), (v), (vii) or (viii) of this Section 9.1(k) unless such event either individually or in the aggregate with other events described therein could be expected result in an aggregate liability greater than $500,000 or otherwise have a Material Adverse Effect or give rise to a pension Lien on any Borrower Entity or on any of the assets thereof;

(m)           There shall occur any default that continues after the expiration of any applicable grace or cure period under (i) any indenture, agreement, or instrument evidencing Funded Debt of any Borrower Entity, if that default is caused by a failure to pay principal of, premium on, if any, or interest on, if any, such Funded Debt prior to the expiration of the grace period provided in such Funded Debt on the date of such default (a “Payment Default”), or enables or permits (with all applicable grace period having expired) the holders of such Funded Debt or any trustee or agent on their behalf to cause such Funded Debt to be due prior to its express maturity, and in each case, the principal amount of any such Funded Debt, together with the principal amount of any other such Funded Debt under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $2,000,000 or more, or (ii)  any Hedging Contract or any other Funded Debt of any Borrower Entity in an aggregate principal amount exceeding $2,000,000;

(n)            Except as permitted by this Agreement, all or any portion of any Loan Document shall at any time and for any reason be declared to be null and void, the effect of which is to render any such Loan Document inadequate for the practical realization of the rights and benefits afforded thereby, or a proceeding shall be commenced by any Loan Party or any Affiliate thereof, or by any Governmental Authority having jurisdiction over any Loan Party or any Affiliate thereof, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Loan Party or any Affiliate thereof shall deny that it has any liability or obligation for the payment of any Obligation provided under any Loan Document or any such liability or obligation shall be terminated as a result of a default or event of default thereunder by any Loan Party;

(o)            the obligation of any Guarantor under any Loan Document shall be limited or terminated by operation of law or by such Guarantor;

(p)            Except as permitted by this Agreement, any Lien purported to be created by any Security Document shall cease to be in full force and effect, or shall cease to give the Lender any of the Liens, rights, powers or privileges purported to be created and granted under such Security Documents (including a perfected first priority security interest in and Lien on, any portion of the Collateral thereunder (except as otherwise expressly provided in this Agreement or such Security Document)) in favor of the Lender or shall be asserted by any Loan Party or any Affiliate thereof not to be a valid, perfected, first priority (except as expressly provided in this Agreement or such Security Document) security interest in or Lien on any portion of the Collateral covered thereby;

(q)            The representation of Borrower in Section 5.1(u) hereunder shall be or shall become untrue at any time prior to the Maturity Date and cause a Material Adverse Effect;

(r)            A material adverse change in the business, assets, properties, liabilities (actual or contingent), operations, conditions (financial or otherwise), or prospects of Borrower, the Maben Entities, and Parent, taken individually or as a whole, has occurred and is continuing; or

(s)            A material default under the Key Bank Documents.

Section 9.2            Remedies. If an Event of Default shall have occurred and shall be continuing, in addition to the rights and remedies set forth elsewhere in this Agreement and the other Loan Documents and as otherwise available to the Lender at law or in equity:

(a)            With the exception of an Event of Default specified in Section 9.1(g), 9.1(h), or 9.1(i), the Lender may declare the principal of and interest on the Loan and all other Obligations to be forthwith due and payable without presentment, demand, protect or notice of any kind, all of which are hereby expressly waived, anything in this Agreement or any other Loan Document to the contrary notwithstanding.

(b)            Upon the occurrence and continuance of an Event of Default specified in Section 9.1(g), 9.1(h), or 9.1(i), such principal, interest and other Obligations shall thereupon and concurrently therewith become due and payable, all without any action by the Lender, and without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or any other Loan Document to the contrary notwithstanding.

(c)            The Lender may, in its sole discretion, exercise any or all of the rights granted to the Lender under the Guaranty Agreements, exercise any or all of the post-default rights granted to the Lender under the Securities Documents, and any or all other rights available to the Lender under Applicable Law or in equity.

(d)            As provided in the Security Documents, the Lender shall have the right to the appointment of a receiver for the property of the Borrower Entities without being required to post a bond or other security in connection therewith.

(e)            As provided in the Security Documents, The Lender may, in its sole discretion, require each Borrower Entity and other Grantor to use commercially reasonable efforts to assist the Lender in the sale of the Collateral.

Section 9.3            Cumulative Remedies. The rights and remedies of the Lender hereunder shall be cumulative, and not exclusive.

ARTICLE 10

MISCELLANEOUS

Section 10.1          Notices.

(a)            All notices and other communications under this Agreement shall be in writing and shall be deemed to have been given five (5) days after deposit in the mail, designated as certified mail, return receipt requested, postage-prepaid, or one (1) day after being entrusted to a reputable commercial overnight delivery service, or when delivered to the telegraph office or sent out (with receipt confirmed) by telex, facsimile or telecopy, addressed to the party to which such notice is directed at its address determined as in this Section 10.1; provided, that all notices to the Lender shall be deemed to have been received upon actual receipt by the Lender. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

If to the Borrower:

Ramaco Development, LLC

250 W. Main Street, STE 1800

Lexington, Kentucky 40507

Attn: Christopher L. Blanchard, President

Email: chris.blanchard@ramacometc.com

With a copy to:

Steptoe & Johnson PLLC

11 Grandview Circle, Suite 200

Canonsburg, Pennsylvania

Attn: Britt Freund, Esq.

Telecopy No.: 724-873-3143

Email: britt.freund@steptoe-johnson.com

If to the Lender:

Investec Bank plc

30 Gresham Street

London EC2V 7QP

Attn: Richard Swift

Email:	Richard.swift@investec.co.uk
glotransactionmanagementgenerallending@investec.co.uk

With a copy to:

Jackson Kelly PLLC

500 Lee Street East, Suite 1600

Charleston, West Virginia 25301

Attn: Christina T. Brumley, Esq.

Telecopy No.: 304-340-1080

Email: cbrumley@jacksonkelly.com

With respect to all notices, reports and other communications required to be provided to the Lender or its representatives pursuant to Sections 7.1, 7.2 or 7.5, with a copy to:

Blackbriar Energy, LLC

13905 McCorkle Ave. SE

One Carbon Center, Suite 501

Charleston, West Virginia 35315

Attn: Robert E. Ellis

Email: bob@blackbriar.energy

(b)            Any party hereto may change the address to which notices shall be directed under this Section 10.1, by giving ten (10) days’ written notice of such change to each other party.

(c)            All notices and other items to be, or which may be from time to time, delivered by and among the Borrower and the Lender may be made via Electronic Transmission.

(d)            The Borrower hereby agrees, unless directed otherwise by the Lender or unless no electronic mail address referred to below has been provided by the Lender to the Borrower, that it will, or will cause its Subsidiaries to, provide to the Lender all information, documents and other materials that it is obligated to furnish or cause to be furnished to the Lender pursuant to the Loan Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (ii) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (iii) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Lender to an electronic mail address (or multiple electronic email addresses) as directed by the Lender. In addition, the Borrower agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to the Lender or the in the manner specified in the Loan Documents, but only to the extent requested by the Lender.

Section 10.2          Expenses. The Borrower hereby agrees to promptly pay or promptly reimburse:

(a)            all costs and expenses of the Lender in connection with the restructuring, refinancing or “work out” of the transactions contemplated by this Agreement or the other Loan Documents, and of obtaining performance under this Agreement and the other Loan Documents, and all costs and expenses of collection if default is made in the payment of the Obligations, which in each case shall include fees, charges and expenses of outside counsel for the Lender, and the fees and expenses of any experts for the Lender, or consultants for the Lender; and

(b)            all taxes, assessments, general or special, and other charges levied on, or assessed, placed or made against any of the Collateral or the Obligations.

All amounts due under this Section 10.2 shall be payable not later than ten (10) Business days after demand therefor. The obligations of the Borrower under this Section 10.2 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents and the termination of this Agreement.

Section 10.3          Waivers. The rights and remedies of the Lender under this Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which it would otherwise have. No failure or delay by the Lender in exercising any right shall operate as a waiver of such right. The Lender expressly reserves the right to require strict compliance with the terms of this Agreement in connection with any funding of the Loan. In the event the Lender decides to fund the Loan at a time when the Borrower is not in strict compliance with the terms of this Agreement, such decision by the Lender shall not be deemed to preclude the Lender from exercising any rights available to the Lender under the Loan Documents or at law or equity. Any waiver or indulgence granted by the Lender shall not constitute a modification of this Agreement, except to the extent expressly provided in such waiver or indulgence, or constitute a course of dealing by the Lender at variance with the terms of the Agreement such as to require further notice by the Lender of the Lender’s intent to require strict adherence to the terms of the Agreement in the future. Any such actions shall not in any way affect the ability of the Lender, in its sole discretion, to exercise any rights available to it under this Agreement or under any other agreement, whether or not the Lender is party, relating to the Borrower or any other Borrower Entity or other Person.

Section 10.4          Set-Off. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of such rights, except to the extent limited by Applicable Law, at any time that an Event of Default exists, the Lender and each subsequent holder of the Obligations is hereby authorized by the Borrower at any time and from time to time, without notice to the Borrower or any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and apply any and all deposits (general or special, time or demand, including, but not limited to, Funded Debt evidenced by certificates of deposit, in each case whether matured or unmatured, but not including any amounts held by the lender or any of its Affiliates in any escrow account, unless expressly contemplated by the Purchase Agreement or the Ancillary Agreements) and any other Funded Debt at any time held or owing by the Lender or any such holder to or for the credit or the account of Borrower or any other Borrower Entity, against and on account of the obligations and liabilities of the Borrower Entities, to the Lender or any such holder under this Agreement and any other Loan Document, including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not (a) the Lender shall have made demand hereunder or (b) the Lender shall have declared the principal of and interest on the Loan or any other amounts due hereunder to be due and payable as permitted by Section 9.2 and although said obligations, or any of them, shall be contingent or unmatured. Any sums obtained by the Lender or by any subsequent holder of the Obligations shall be subject to the application of payments provisions of Article 2.

Section 10.5          Assignment.

(a)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that other than pursuant to Section 10.5(c) below, Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Except for Section 10.5(c) below, nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns hereby and, to the extent expressly contemplated hereby, the Indemnified Persons and other Affiliates of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            The Lender may, without the prior written consent of the Borrower or any other Borrower Entity, assign all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loan) and the other Loan Documents to any Person; provided, that the Lender shall not assign all or any portion of its rights or obligations under this Agreement (including all or any portion of the Loan) to a Coal Industry Competitor prior to the occurrence of an Event of Default.

(c)            In the event that the Seller exercises its rights or remedies with respect to the Seller Lien (as defined in the Purchase Agreement) upon the occurrence of a Purchaser Default (as defined in the Purchase Agreement) that is not cured within the applicable cure period, if any, the Seller shall assume all of the Obligations under the Loan Documents so that the Loan Parties shall be released from any and all obligations under the Loan Documents except with respect to the amount of (i) any outstanding payments of principal or interest, or other fees or amounts, becoming due and owing under the Loan Documents prior to the date the Seller could have exercised the Seller Lien (“Exercise Date”), including without limitation any applicable late payment charges and interest at the Default Rate for the period of time through the Exercise Date; (ii) without limiting the foregoing, any expenses that Borrower is obligated to pay pursuant to Section 10.2; (iii) any claims for indemnity that Lender makes against Borrower under the Loan Documents arising out of an event occurring prior to the date Seller exercises the Seller Lien; and (iv) any claims for indemnity against Borrower under the Purchase Agreement or under the Ancillary Agreements (as defined in the Purchase Agreement).

Section 10.6          Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same agreement. In proving this Agreement or any other Loan Document in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought. Any signatures hereto delivered by electronic transmission (including, without limitation, facsimile or electronic mail) shall be deemed an original signature hereto. The foregoing shall apply to each other Loan Document mutatis mutandis.

Section 10.7          Governing Law. This Agreement and the other Loan Documents are intended to be, and shall be, construed in accordance with and governed by the laws of the State of West Virginia, without giving effect to the conflicts of laws principles thereof.

Section 10.8          Severability. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 10.9          Headings. Headings used in this Agreement are for convenience only and shall not affect the meaning or interpretation of any provision hereof.

Section 10.10        Entire Agreement. THIS WRITTEN AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. The Borrower represents and warrants to the Lender that it has read the provisions of this Section 10.10 and discussed the provisions of this Section 10.10 and the rest of this Agreement with counsel for the Borrower, and the Borrower acknowledges and agrees that the Lender is expressly relying upon such representation and warranty of the Borrower (as well as the other representations and warranties of the Borrower, the other Borrower Entities, the Guarantors and the Grantors in the other Loan Documents) in entering into this Agreement.

Section 10.11        Amendments and Waivers.

(a)            No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by any Borrower Entity or other Guarantor or Grantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given.

(b)            Notwithstanding paragraph (a) above and in addition to any other consent that may be required thereunder, no amendment, waiver or consent shall, in each case, without the consent of the Borrower and the Lender (i) increase or extend the Loan or the amount thereof, (ii) reduce or forgive the principal of, or interest on, the Loan or reduce or forgive any fees or other amounts payable hereunder or under the Loan Documents to the Lender or release or discharge the Borrower from its obligations to make such payments, (iii) postpone any date fixed for any scheduled payment of principal of, or interest on, the Loan or any other monetary Obligations owed to the Lender, (iv) other than as expressly permitted hereunder or in the other Loan Documents, release the Borrower or any other Loan Party from, or otherwise limit any Person’s liability with respect, to its Obligations, (v) release, or consent to any Grantor’s disposition of any of the Collateral owned or held by any Loan Party, or subordinate the right of the Lender with respect to any such Collateral (in each case, except as expressly permitted herein or in the other Loan Documents), or (vi) amend, modify or waive Section 2.2, Section 2.7, or this Section 10.11. Notwithstanding the foregoing, no amendment, waiver or consent shall, without the written consent of the Borrower and the Lender, permit any Borrower Entity to incur Funded Debt that is secured by a Lien on any Collateral that is senior or pari passu to the Liens securing the Obligations, except for Permitted Funded Debt that is secured by Permitted Third-Party Priority Liens; provided, however, for purposes of this Section, “Permitted Third-Party Priority Liens” does not include clause (b) of the definition of “Permitted Liens.

Section 10.12        Other Relationships. No relationship created hereunder or under any other Loan Document shall in any way affect the ability of the Lender to enter into or maintain business relationships with the Borrower, or any of its Affiliates, beyond the relationships specifically contemplated by this Agreement and the other Loan Documents.

Section 10.13        Pronouns. The pronouns used herein shall include, when appropriate, any gender and both singular and plural, and the grammatical construction of sentences shall conform thereto.

Section 10.14        Disclosure. The Borrower consents to the Lender’s issuance of press releases and preparation and distribution of other marketing materials regarding the Loan hereunder, and the disclosure of such information in the Lender’s sole discretion.

Section 10.15        Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by the Borrower or any Guarantor or Grantor, or the transfer to the Lender of any property, should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including, without limitation, provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender is required or elects to repay or restore, and as to all costs, expenses and attorneys’ fees of the Lender related thereto, the liability of the Borrower or such Guarantor or Grantor, as applicable, automatically shall be revived, reinstated and restored and shall exist as though such Voidable Transfer had never been made.

Section 10.16        Electronic Transmission.

(a)            Authorization. Subject to the provisions of this Section 10.16(a), the Lender, the Borrower and each of their respective Affiliates are authorized (but not required) to transmit, post or otherwise make or communicate, in its or their sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. The Borrower acknowledges and agrees, and the Borrower shall cause each of the other Borrower Entities and the other Guarantors and Grantors to acknowledge and agree, that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including, without limitation, risks of interception, disclosure and abuse, and each indicates (or shall indicate) it assumes and accepts such risks by hereby authorizing (or hereafter authorizing) the transmission of Electronic Transmissions.

(b)            Separate Agreements. All uses of an E-System shall be governed by and subject to, in addition to the terms and conditions of this Agreement, separate terms and conditions posed or referenced in such E-System and related contractual obligations executed by the Borrower Entities, other Guarantors and other Grantors, as applicable, or the Lender in connection with the use of such E-System.

(c)            Limitation of Liability. All E-Systems and Electronic Transmissions shall be provided “as is” and “as available.” Neither the Lender nor any of its Affiliates warrants the accuracy, adequacy or completeness of any E-Systems or Electronic Transmission, and each disclaims all liability for errors or omissions therein. No warranty of any kind is made by the Lender or any of its Affiliates in connection with any E Systems or Electronic Transmission, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects. The Borrower, on behalf of itself and its Subsidiaries, agrees that no Lender nor any of its Affiliates has any responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

Section 10.17        Indemnity.

(a)            In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to defend, indemnify, pay and hold harmless, each Indemnified Person, from and against any and all Indemnified Liabilities, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF SUCH INDEMNIFIED PERSON; provided, however, that the Borrower shall not have any obligation to any Indemnified Person hereunder with respect to any Indemnified Liabilities if such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of such Indemnified Person as determined by a court of competent jurisdiction in a final, nonappealable order. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.17 may be unenforceable in whole or in part because they are violative of any law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified Persons or any of them.

(b)            To the extent permitted by applicable law, the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any Applicable Law) arising out of, in connection with, as a result of, or in any way relating to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, the Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and the Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Without prejudice to the survival of any other agreement of any Borrower Entity, Guarantor or Grantor hereunder or under any other Loan Document, the agreements and obligations of the Borrower contained in this Section 10.17 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents and the termination of this Agreement.

ARTICLE 11

YIELD PROTECTION

Section 11.1          Illegality. If any change in Applicable Law, any change in the interpretation or administration of any Applicable Law by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or any change in compliance with Applicable Law as a result of any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency after the date hereof, shall make it unlawful for the Lender to make, maintain or fund the Loan, the Lender shall so notify the Borrower in writing. Upon receipt of such notice, notwithstanding anything contained in Article 2, the Borrower shall repay in full (without prepayment premium) the then-outstanding principal amount of the loan, together with accrued interest thereon, either (a) on the last day of the then-current calendar month if the Lender may lawfully continue to maintain and fund the Loan to such day or (b) immediately if the Lender may not lawfully continue to fund and maintain the Loan to such day.

Section 11.2          Increased Costs.

(a)            If any change in Applicable Law, any change in the interpretation or administration of any Applicable Law by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof or any change in compliance with Applicable Law as a result of any request or directive (whether or not having the force of law) of such Governmental Authority, central bank, or comparable agency after the Closing Date (and, for purposes of this Section 11.3, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act (including regulations promulgated with respect thereto), and all requests, guidelines or directives in connection therewith, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case in respect of this clause (ii), pursuant to Basel III, are, in the case of each of clauses (i) and (ii), deemed to have gone into effect and been adopted after the Closing Date):

(i)            shall subject the Lender to any tax, duty, or other charge with respect to its agreement to make the Loan, or shall change the basis of taxation of payments to the Lender of the principal of or interest on the Loan or in respect of any other amounts due under this Agreement or any other Loan Document in respect of the Loan or its agreement to make the Loan (except for changes in the rate of tax on the overall net income of the Lender);

(ii)            shall impose, modify, or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, assessment, or other requirement or condition against assets of, deposits (other than as described in Section 11.3) with or for the account of, or commitments or credit extended by the Lender, or shall impose on the Lender any other condition affecting its agreement to make the Loan; and the result of any of the foregoing is to increase the cost to the Lender of making or maintaining the Loan, or to reduce the amount of any sum received or receivable by the Lender under this Agreement or any other Loan Document with respect thereto, and such increase is not given effect in the determination of the Applicable Rate; or

(iii)            shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, assessment or other requirement condition against assets of, deposits (other than as described in Section 11.3) with or for the account of, or commitments or credit extended by the Lender, then promptly upon demand by the Lender, the Borrower agrees to pay, without duplication of amounts due under Section 2.6(b), to the Lender such Additional Amount or amounts as will compensate the Lender for such increased costs.

(b)            The Lender will promptly notify the Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle the Lender to compensation pursuant to this Section 11.2 and will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of the Lender, be otherwise disadvantageous to the Lender; provided, no failure or delay on the part of the Lender to demand compensation pursuant to this Section 11.2 shall constitute a waiver of the Lender’s right to demand such compensation.

(c)            A certificate of the Lender claiming compensation under this Section 11.2 and setting forth the Additional Amount or amounts to be paid to it hereunder and calculations therefor shall be conclusive in the absence of manifest error. In determining such amount, the Lender may use any averaging and attribution methods. If the Lender demands compensation under this Section 11.2, the Borrower may at any time, upon at least five (5) Business Days’ prior written notice to the Lender, prepay in full the then-outstanding principal of the Loan, together with accrued interest thereon to the date of prepayment.

Section 11.3          Capital Adequacy. If after the Closing Date the Lender shall have determined that the adoption of any Applicable Law, governmental rule, regulation or order regarding the capital adequacy of banks or bank holding companies, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender (or any Affiliate of the Lender) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency (but only if such adoption, change, request or directive occurs after the Closing Date), has or would have the effect of reducing the rate of return on the Lender’s (or any Affiliate of the Lender’s) capital as a consequence of the amount of the Loan or obligations hereunder to a level below that which it could have achieved but for such adoption, change or compliance (taking into consideration the Lender’s (or any Affiliate of the Lender’s) policies with respect to capital adequacy immediately before such adoption, change or compliance and assuming that the Lender’s (or any Affiliate of Lender’s) capital was fully utilized prior to such adoption, change or compliance), then, promptly upon demand by the Lender, the Borrower shall immediately pay to the Lender such Additional Amount or amounts as shall be sufficient to compensate such Lender for any such reduction actually suffered; provided, however, that there shall be no duplication of amounts paid to such Lender pursuant to this sentence and Section 11.2. A certificate of the Lender setting forth the amount to be paid to the Lender by the Borrower as a result of any event referred to in this paragraph shall, absent manifest error, be conclusive. For purposes of this Section 11.3, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act (including regulations promulgated with respect thereto), and all requests, guidelines or directives in connection therewith, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case in respect of this clause (ii), pursuant to Basel III, are, in the case of each of clauses (i) and (ii), deemed to have gone into effect and been adopted after the Closing Date.

ARTICLE 12

JURISDICTION, VENUE AND WAIVER OF JURY TRIAL

Section 12.1          Jurisdiction and Service of Process.

(a)            FOR PURPOSES OF ANY LEGAL ACTION OR PROCEEDING BROUGHT BY THE LENDER WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF THE FEDERAL AND STATE COURTS SITTING IN KANAWHA COUNTY, WEST VIRGINIA, AND HEREBY IRREVOCABLY DESIGNATES AND APPOINTS, AS ITS AUTHORIZED REGISTERED AGENT FOR SERVICE OF PROCESS IN THE STATE OF WEST VIRGINIA, CORPORATION SERVICE COMPANY (CSC), OR SUCH OTHER PERSON AS THE BORROWER SHALL DESIGNATED HEREAFTER BY WRITTEN NOTICE GIVEN TO THE LENDER.

(b)            THE LENDER SHALL FOR ALL PURPOSES AUTOMATICALLY, AND WITHOUT ANY ACT ON ITS PART, BE ENTITLED TO TREAT SUCH DESIGNEE OF THE BORROWER AS ITS AUTHORIZED REGISTERED AGENT TO RECEIVE FOR AND ON BEHALF OF THE BORROWER SERVICE OF WRITS OR SUMMONSES OR OTHER LEGAL PROCESS IN THE STATE OF WEST VIRGINIA, WHICH SERVICE SHALL BE DEEMED EFFECTIVE PERSONAL SERVICE ON THE BORROWER WHEN DELIVERED TO SUCH AUTHORIZED REGISTERED AGENT THROUGH THE OFFICE OF THE SECRETARY OF STATE OF THE STATE OF WEST VIRGINIA, WHETHER OR NOT SUCH AGENT GIVES NOTICE TO THE BORROWER. IN THE EVENT THAT, FOR ANY REASON, SUCH AGENT OR ITS SUCCESSORS SHALL NO LONGER SERVE AS AGENT OF THE BORROWER TO RECEIVE SERVICE OF PROCESS IN THE STATE OF WEST VIRGINIA, THE BORROWER SHALL SERVE AND ADVISE THE LENDER THEREOF SO THAT AT ALL TIMES THE BORROWER WILL MAINTAIN AN AGENT TO RECEIVE SERVICE OF PROCESS IN THE STATE OF WEST VIRGINIA ON BEHALF OF THE BORROWER WITH RESPECT TO THIS AGREEMENT AND ALL OTHER LOAN DOCUMENTS. FOR THE SAKE OF CLARITY SERVICE OF LEGAL PROCESS MAY BE MADE UPON THE BORROWER BY THE LENDER IN ANY OTHER MANNER PERMITTED BY LAW, INCLUDING, WITHOUT LIMITATION, IN THE EVENT THAT SERVICE CANNOT BE MADE IN THE ABOVE-SPECIFIED MANNER FOR ANY REASON.

Section 12.2          Consent to Venue. THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION IT WOULD MAKE NOW OR HEREAFTER FOR THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN THE FEDERAL COURTS OF THE UNITED STATES SITTING IN KANAWHA COUNTY, WEST VIRGINIA, OR IN THE STATE COURTS SITTING IN KANAWHA COUNTY, WEST VIRGINIA, AND HEREBY IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 12.3          Waiver of Jury Trial. THE BORROWER AND THE LENDER, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH WAIVES AND OTHERWISE AGREES NOT TO REQUEST, A TRIAL BY JURY IN ANY COURT AND IN ANY ACTION, PROCEEDING OR COUNTERCLAIM OF ANY TYPE IN WHICH THE BORROWER, THE LENDER OR ANY OF ITS OR THEIR RESPECTIVE SUCCESSORS OR ASSIGNS IS A PARTY, AS TO ALL MATTERS AND THINGS ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE RELATIONS AMONG THE PARTIES LISTED IN THIS ARTICLE 12.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Lender and the Borrower have executed this Agreement as of the date first above written.

LENDER:

INVESTEC BANK PLC

By:	/s/ Steven Cowland
Name:	Steven Cowland
Title:	Authorized Signatory

By:	/s/ James Haggie
Name:	James Haggie
Title:	Authorized Signatory

BORROWER:

RAMACO DEVELOPMENT, LLC

By:	/s/ Christopher L. Blanchard
Name:	Christopher L. Blanchard
Title:	President

[Signature Page to Loan Agreement]